EXHIBIT 10.1

Published CUSIP Number: 45667CAF9

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 11, 2006

among

INFONXX, INC.,

as Domestic Borrower,

THE NUMBER UK LIMITED

and

CARBONE S.Á.R.L.,

as Foreign Borrowers,

CERTAIN SUBSIDIARIES AND AFFILIATES OF THE BORROWERS,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

LASALLE BANK NATIONAL ASSOCIATION,

GENERAL ELECTRIC CAPITAL CORPORATION

and

ROYAL BANK OF CANADA,

as Co-Documentation Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES, INC.,

as

Joint Lead Arrangers and Joint Book Managers

i

5.02	Conditions to all Credit Extensions	67
ARTICLE VI REPRESENTATIONS AND WARRANTIES		68
6.01	Existence, Qualification and Power	68
6.02	Authorization; No Contravention	68
6.03	Governmental Authorization; Other Consents	68
6.04	Binding Effect	68
6.05	Financial Statements	68
6.06	No Material Adverse Effect. Since the date of the audited financial statements for the fiscal year ending December 31, 2005	69
6.07	Litigation	69
6.08	No Default	69
6.09	Ownership of Property; Liens	69
6.10	Environmental Compliance	69
6.11	Insurance	69
6.12	Taxes	70
6.13	ERISA Compliance	70
6.14	Subsidiaries	70
6.15	Margin Regulations; Investment Company Act	70
6.16	Disclosure	71
6.17	Compliance with Laws	71
6.18	Intellectual Property; Licenses, Etc.	71
6.19	Collateral Documents	71
6.20	[Reserved]	71
6.21	Real Property	71
ARTICLE VII AFFIRMATIVE COVENANTS		72
7.01	Financial Statements	72
7.02	Certificates; Other Information	72
7.03	Notification	73
7.04	Payment of Obligations	74
7.05	Preservation of Existence, Etc.	74
7.06	Maintenance of Properties	75
7.07	Maintenance of Insurance	75
7.08	Compliance with Laws	75
7.09	Books and Records	75
7.10	Inspection Rights	75
7.11	Use of Proceeds	76
7.12	Joinder of Subsidiaries as Guarantors	76
7.13	Pledge of Capital Stock. Subject to Section 7.16 in the case of InfoNXX Philippines, pledge or cause to be pledged to the Collateral Agent:	77
7.14	Pledge of Other Property	79
7.15	ERISA Compliance	79
7.16	Post-Closing Matters	79
ARTICLE VIII NEGATIVE COVENANTS		79
8.01	Liens	79
8.02	Investments	81
8.03	Indebtedness	82
8.04	Mergers and Dissolutions	83
8.05	Dispositions	84

8.06	Restricted Payments	84
8.07	Change in Nature of Business	84
8.08	Change in Fiscal Year. In the case of the Domestic Borrower, c	84
8.09	Transactions with Affiliates	84
8.10	Amendments to and Prepayment of Subordinated Debt and Second Lien Term Loan	84
8.11	No Further Negative Pledges	85
8.12	Financial Covenants	86
8.13	Amendments to Transaction Documents	86
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		87
9.01	Events of Default	87
9.02	Remedies Upon Event of Default	89
9.03	Application of Funds	89
9.04	[Reserved]	91
9.05	Financial Covenant Cure Rights	91
ARTICLE X ADMINISTRATIVE AGENT AND COLLATERAL AGENT		92
10.01	Appointment and Authorization of Administrative Agent and Collateral Agent	92
10.02	Delegation of Duties	92
10.03	Liability of Administrative Agent	93
10.04	Reliance by Administrative Agent	93
10.05	Notice of Default	93
10.06	Credit Decision; Disclosure of Information by Administrative Agent	94
10.07	Indemnification of Administrative Agent	94
10.08	Administrative Agent in its Individual Capacity	95
10.09	Successor Administrative Agent	95
10.10	Administrative Agent May File Proofs of Claim	96
10.11	Collateral and Guaranty Matters	96
10.12	Other Agents; Arrangers and Managers	97
10.13	Second Lien Intercreditor Agreement	97
ARTICLE XI MISCELLANEOUS		97
11.01	Amendments, Etc.	97
11.02	Notices and Other Communications; Facsimile Copies	99
11.03	No Waiver; Cumulative Remedies	100
11.04	Attorney Costs, Expenses and Taxes	100
11.05	Indemnification by the Borrowers	101
11.06	Payments Set Aside	101
11.07	Successors and Assigns	102
11.08	Confidentiality	105
11.09	Set-off	105
11.10	Interest Rate Limitation	106
11.11	Counterparts	106
11.12	Integration	106
11.13	Survival of Representations and Warranties	106
11.14	Severability	106
11.15	Tax Forms	106
11.16	PATRIOT Act Notice	109
11.17	Judgment Currency	109
11.18	Nature of Obligations of the Borrowers	109
11.19	GOVERNING LAW	110
11.20	WAIVER OF RIGHT TO TRIAL BY JURY	110

SCHEDULES

Schedule 2.01	Commitments and Commitment Percentages
Schedule 2.08	Mandatory Cost Rate
Schedule 6.14	Subsidiaries
Schedule 6.21	Leasehold Interests
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 8.09	Transactions with Affiliates
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Domestic Revolving Note
Exhibit 2.13-2	Form of Foreign Revolving Note
Exhibit 2.13-3	Form of Domestic Tranche B Term Note
Exhibit 2.13-4	Form of Foreign Tranche B Term Note
Exhibit 2.13-5	Form of Swing Line Note
Exhibit 5.02-1	Form of Solvency Certificate
Exhibit 5.02-2	Form of Officer’s Certificate
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Domestic Joinder Agreement
Exhibit 8.02	Form of Subordination Terms for Intercompany Loans
Exhibit 11.07	Form of Assignment and Assumption

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, modified, supplemented, increased and extended from time to time, this “Credit Agreement”) is entered into as of April 11, 2006, among INFONXX, INC., a Delaware corporation (the “Domestic Borrower”), CARBONE S.Á.R.L., a société à responsabilité limitée, organized under the laws of Luxembourg (“InfoNXX Lux”), THE NUMBER UK LIMITED, a company organized under the laws of England and Wales (“InfoNXX UK” and together with InfoNXX Lux, the “Foreign Borrowers”), the Guarantors identified herein, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.

W I T N E S S E T H

WHEREAS, revolving credit and term loan facilities have been established in favor of the Borrowers pursuant to the Credit Agreement (as amended, modified, supplemented and extended prior to the date hereof, the “Existing Credit Agreement”) dated as of September 27, 2004 among the Borrowers, the Guarantors, the lenders identified therein and Bank of America, N.A., as administrative agent; and

WHEREAS, this Credit Agreement is given in amendment and restatement of, and shall not constitute a novation of the obligations under, the Existing Credit Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the Property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Adjusted Applicable Amount” means, as of any date of determination, the lesser of (a) the Applicable Amount and (b) the sum of (i) $5 million plus (ii) on the first day of each fiscal year of the Domestic Borrower, commencing with the fiscal year ending December 31, 2008, $10 million.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent and the Collateral Agent, in each case, together with its Affiliates (including, in the case of the Administrative Agent, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement Currency” has the meaning provided in Section 11.17.

“Aggregate Commitments” means the Revolving Commitments of all the Lenders and the Tranche B Term Loan Commitments of all the Lenders.

“Aggregate Domestic Revolving Committed Amount” means FIFTY MILLION DOLLARS ($50,000,000), as such amount may be increased or decreased in accordance with the provisions hereof.

“Aggregate Foreign Revolving Committed Amount” means ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000), as such amount may be increased or decreased in accordance with the provisions hereof.

“Aggregate Revolving Committed Amount” means TWO HUNDRED MILLION DOLLARS ($200,000,000), as such amount may be increased or decreased in accordance with the provisions hereof.

“Alternative Currency” means (a) with respect to Foreign Revolving Loans, each of British Pounds Sterling, Euros and each other lawful currency (other than Dollars) that is freely available and freely transferable and convertible into Dollars and that is approved by all the Lenders holding Foreign Revolving Commitments in accordance with Section 1.09 and (b) with respect to Foreign Tranche B Term Loans, Euros.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Amount” means on any date (the “Reference Date”), (a) the sum of, without duplication,

(i) the cumulative amount of Consolidated Excess Cash Flow during the period from January 1, 2007 to the Reference Date minus the portion of such Consolidated Excess Cash Flow that has been (or will be) applied during such period to the prepayment of the Loan Obligations pursuant to Section 2.06(b)(v); and

(ii) the cumulative amount of Net Cash Proceeds from any Equity Transaction made during the period from the First Amendment Effective Date to the Reference Date minus the portion of such Net Cash Proceeds that has been (or will be) applied during such period to the prepayment of the Loan Obligations pursuant to Section 2.06(b)(iv) or to the prepayment of the Second Lien Term Loan pursuant to Section 8.10(e)(i);

minus (b) the sum, without duplication, of

(i) the aggregate amount of Investments made since the First Amendment Effective Date pursuant to Section 8.02(m)(ii); and

(ii) the aggregate amount of Permitted Junior Payments made since the First Amendment Effective Date in excess of $20 million.

“Applicable Currency” means, with respect to any Loan or Letter of Credit, the currency in which such Loan or Letter of Credit is denominated.

“Applicable Percentage” means the following percentages per annum, based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

				Revolving Loans		Tranche B Term Loans
Pricing Level	Consolidated Total Leverage Ratio	Unused Fee	Letter of Credit Fee	Base Rate Loans	Eurocurrency Rate Loans	Base Rate Loans	Eurocurrency Rate Loans
I	> 4.5:1.0	0.500%	3.00%	2.00%	3.00%	2.25%	3.25%
II	> 4.0:1.0 but < 4.5:1.0	0.500%	2.75%	1.75%	2.75%	2.25%	3.25%
III	> 3.5:1.0 but < 4.0:1.0	0.500%	2.50%	1.50%	2.50%	2.25%	3.25%
IV	> 3.0:1.0 but <3.5:1.0	0.500%	2.25%	1.25%	2.25%	2.25%	3.25%
V	<3.0:1.0	0.375%	2.00%	1.00%	2.00%	2.25%	3.25%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective not later than the date three Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the date not later than three Business Days immediately following delivery thereof; provided further, that, for purposes of clarification, if a Compliance Certificate is found to contain a misstatement that would have resulted in application of a higher Pricing Level then such higher Pricing Level shall be applied retroactively and all additional amounts resulting therefrom shall become due and payable upon demand of the Administrative Agent or the Required Lenders and if a Compliance Certificate is found to contain a misstatement that would have resulted in application of a lower Pricing Level then such lower Pricing Level shall be applied retroactively and the Borrowers shall be credited with any overpayment resulting therefrom. Notwithstanding the foregoing, the Applicable Percentage in effect from the First Amendment Effective Date through the date for delivery of the Compliance Certificate for the fiscal quarter ending December 31, 2006 shall be determined based upon Pricing Level III. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

“Applicable Time” means, with respect to any borrowings and payments in (a) British Pounds Sterling or Euros, 12:00 noon (London time) and (b) all other Alternative Currencies, the local times in the place of settlement for such Alternative Currencies as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary at the time on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Banc of America Securities LLC and J.P. Morgan Securities, Inc. in their capacities as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.07.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel, provided that, in the case of Documentation Costs, counsel to the Administrative Agent shall be limited to one counsel in the United States and one counsel in each applicable foreign jurisdiction.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Bank of America” means Bank of America, N.A., together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” means, collectively, the Domestic Borrower and the Foreign Borrowers.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and in the case of Eurocurrency Rate Loans, in the same currency and having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

“British Pounds Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any Eurocurrency Rate Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency or (b) if such day relates to any Eurocurrency Rate Loan denominated in Euro, means a TARGET Day.

“CAM Exchange” means the purchase and sale of participations by the Lenders in certain of the Obligations upon the occurrence of an Event of Default under Section 9.01(f) or (g) pursuant to the CAM Exchange Intercreditor Agreement.

“CAM Exchange Intercreditor Agreement” means the CAM Exchange Intercreditor Agreement dated as of the First Amendment Effective Date among the Lenders, as amended, modified and supplemented from time to time.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. Derivatives of such term have corresponding meanings.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated, British Pound Sterling-denominated and/or Euro-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Cash on Hand” means, as of any date of determination, cash on hand in excess $5 million of the Domestic Borrower and its Subsidiaries on such date.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) the Equity Investors) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of the equity securities entitled to vote for members of the board of directors or equivalent governing body of the Domestic Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) in an amount greater than 35% of such equity securities; or

(b) the Tisch Entities shall fail to have “beneficial ownership” (as defined above) of a greater amount of the equity securities entitled to vote for members of the board of directors or equivalent governing body of the Domestic Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) than any other person or group (including, for purposes hereof, TCV); or

(c) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Domestic Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); provided, however, that no Change of Control shall be deemed to occur hereunder from the expansion of the board of directors of the Domestic Borrower after the Closing Date from five members to seven members; or

(d) the Domestic Borrower and/or any Domestic Subsidiary shall fail to own directly one hundred percent (100%) of the Capital Stock of InfoNXX Lux (other than preferred Capital Stock issued by InfoNXX Lux and held by (i) a member of the Philippines Group or (ii) within ninety (90) days after the issuance thereof, the Domestic Borrower or any Domestic Subsidiary); or

(e) InfoNXX Lux shall fail to own directly one hundred percent (100%) of the Capital Stock of InfoNXX UK; or

(f) the occurrence of a “Liquidation” under, and as defined in, the certificate of incorporation of the Domestic Borrower; or

(g) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the Second Lien Credit Agreement.

“Closing Date” means the date hereof.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent and/or security trustee for the Lenders under any of the Collateral Documents, or any successor collateral agent and/or security trustee.

“Collateral Documents” means the Security Agreements, the Pledge Agreements and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure any or all of the Obligations as contemplated herein.

“Commitments” means the Revolving Commitments, the L/C Commitments, the Swing Line Commitment and the Tranche B Term Loan Commitments.

“Commitment Period” means the period from and including (a) with respect to Revolving Loans and Swing Line Loans, the Closing Date to the Revolving Termination Date and (b) with respect to Letters of Credit, the Closing Date to the L/C Expiration Date, or in each case, any earlier date on which such Commitments shall have been terminated as provided herein.

“Compensation Period” has the meaning provided in Section 2.11(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Confidential Information” means all information received from any member of the Consolidated Group relating to the Consolidated Group (or any member thereof) or its business, other than any such information that is available to the Administrative Agent or a Lender on a nonconfidential basis prior to disclosure by such Person.

“Consolidated Adjusted EBITDA” means, for any period for the Consolidated Group, without duplication, the sum of (a) Consolidated EBITDA plus (b) to the extent deducted in determining of Consolidated EBITDA, (i) non-cash expenses, (ii) start-up losses incurred in connection with the entry into and development of the directory assistance business in new markets, the internet business and the advertising business in an aggregate amount in any period of four consecutive fiscal quarters not to exceed the lesser of (A) $25 million or (B) an amount equal to fifteen percent (15%) of Consolidated EBITDA for such period (it being understood that such start-up losses with respect to any new market or business shall be limited to a twelve month period which shall begin on the earlier of (x) the date identified by the Domestic Borrower in the Compliance Certificate for the fiscal quarter in which such date occurs and (y) the first anniversary of the Domestic Borrower or any Subsidiary operating in the applicable new market or in the applicable business), (iii) up to $1 million of restructuring costs incurred during the fourth quarter of 2006 and (iv) any portion of the Equity Distribution that is treated as an operating expense under GAAP minus (c) to the extent included in the determination of Consolidated EBITDA, non-cash gains, minus (d) any actual cash payments made during the applicable period related to non-cash expenses included in clause (b)(i) above for a prior period plus (e) any Net Cash Proceeds applied to increase Consolidated Adjusted EBITDA pursuant to Section 9.05, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures that constitute Acquisitions, (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property or (c) the purchase of plant, property, equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay the Loan Obligations pursuant to Section 2.06(b)(ii).

“Consolidated EBITDA” means, for any period for the Consolidated Group, without duplication, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Excess Cash Flow” means, for any period for the Consolidated Group, the sum of (a) Consolidated Adjusted EBITDA minus (b) the cash portion of Consolidated Interest Expense minus (c) current maturities of Consolidated Total Funded Debt (including capital leases) minus (d) Consolidated Capital Expenditures minus (e) cash taxes paid minus (f) the amount of any voluntary prepayments made on the Tranche B Term Loan, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated First Lien Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) (i) Consolidated Total Funded Debt (other than (A) Funded Debt arising under the Second Lien Credit Documents, (B) Funded Debt which is not secured by a Lien on any Property of the Domestic Borrower or any Subsidiary and (C) Funded Debt which is secured by a Lien on any Property of the Domestic Borrower or any Subsidiary if such Lien is subordinated to the Liens securing the Obligations on terms and conditions, and pursuant to documentation, reasonably acceptable to the Administrative Agent) on such day less (ii) Cash On Hand up to $25 million on such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Consolidated Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (a) Consolidated Interest Expense plus (b) current maturities of Consolidated Total Funded Debt (including capital leases) for the period of four consecutive fiscal quarters beginning the day after the date of determination plus (c) Permitted Junior Payments and other Restricted Payments (other than the Equity Distribution), in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means the Domestic Borrower and its consolidated Subsidiaries (including the Foreign Borrowers), as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under Securitization Transactions.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding any extraordinary gains or losses and related tax effects thereon.

“Consolidated Operating Cash Flow” means, for any period for the Consolidated Group, the sum of (a) Consolidated Adjusted EBITDA minus (b) cash taxes paid minus (c) Consolidated Capital Expenditures, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Revenues” means, for any period for the Consolidated Group, revenues determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) (i) Consolidated Total Funded Debt on such day less (ii) Cash On Hand up to $25 million to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agent” has the meaning specified in the Second Lien Intercreditor Agreement.

“Corresponding Debt” has the meaning provided in Section 11.21(b).

“Credit Agreement” has the meaning provided in the recitals hereto.

“Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Letters of Credit, the Issuer Documents, the Fee Letters, the Joinder Agreements, the Lender Joinder Agreements and the Second Lien Intercreditor Agreement.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing, and (c) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Cure Notice” has the meaning assigned to such term in Section 9.05.

“Cure Right” has the meaning assigned to such term in Section 9.05.

“Debt Transactions” means, with respect to any member of the Consolidated Group, any sale, issuance, placement or other incurrence of Subordinated Debt pursuant to Section 8.03(g).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage at Pricing Level I (or any higher pricing level) applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Percentage at Pricing Level I (or any higher pricing level)) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (b) Dispositions of inventory in the ordinary course of business, (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, (d) Permitted Intercompany Transfers, (e) the Investexx Disposition and (f) leases or sub-leases of any real or personal property in the ordinary course of business; provided that, notwithstanding the foregoing exclusions, the term “Disposition” shall include any “Disposition” (or any comparable term) under, and as defined in, the Second Lien Credit Agreement.

“Documentation Costs” has the meaning provided to such term in Section 11.04.

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Borrower” has the meaning provided in the recitals hereto.

“Domestic Credit Party” means the Domestic Borrower and the Domestic Guarantors.

“Domestic Guarantor” means (a) each Domestic Subsidiary identified as a “Domestic Guarantor” on the signature pages hereto and (b) each other Person that joins as a guarantor of the Obligations (including the Foreign Obligations), in each case together with their respective successors and permitted assigns.

“Domestic Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 (or such other form satisfactory to the Administrative Agent) executed and delivered in accordance with the provisions of Section 7.12

“Domestic L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Domestic Letters of Credit, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Domestic L/C Obligations up to such Lender’s Domestic Revolving Commitment Percentage thereof.

“Domestic L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Domestic Letters of Credit then outstanding (including, for purposes of this Credit Agreement, the maximum amount available to be drawn pursuant to Rule 3.14 of the ISP under any Domestic Letter of Credit that has expired by its terms), assuming compliance with all requirements for drawings referenced therein, plus (b) with respect to Domestic Letters of Credit, the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings.

“Domestic L/C Sublimit” has the meaning provided in Section 2.01(a)(ii). The Domestic L/C Sublimit is part of, and not in addition to, the Aggregate Domestic Revolving Committed Amount.

“Domestic Letter of Credit” means each standby letter of credit issued pursuant to Section 2.01(a)(ii).

“Domestic Pledge Agreement” means (a) the Amended and Restated Pledge Agreement dated as of the Closing Date among the Domestic Credit Parties and the Collateral Agent relating to the pledge of Capital Stock of the Domestic Subsidiaries to secure the Obligations, (b) the Pledge Agreement dated as of December 30, 2005 between InfoNXX Capital Management and the Collateral Agent relating to the pledge of Capital Stock of InfoNXX Lux to secure the Obligations, and (c) each other pledge agreement executed in favor of the Collateral Agent by a Domestic Credit Party from time to time, in each case as amended, modified, restated or supplemented from time to time.

“Domestic Revolving Commitment” means the commitment of each Lender to make Domestic Revolving Loans and to share in Domestic Revolving Obligations up to such Lender’s Domestic Revolving Commitment Percentage thereof.

“Domestic Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Domestic Revolving Committed Amount and the denominator of which is the Aggregate Domestic Revolving Committed Amount. The initial Domestic Revolving Commitment Percentages are set out in Schedule 2.01.

“Domestic Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Domestic Revolving Loan Commitment. The initial Domestic Revolving Committed Amount of each Lender is set out in Schedule 2.01.

“Domestic Revolving Loans” has the meaning provided in Section 2.01(a)(i).

“Domestic Revolving Note” means each promissory note substantially in the form of Exhibit 2.13-1 in favor of a Lender to evidence the Domestic Revolving Loans made by such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Domestic Revolving Obligations” means the Domestic Revolving Loans, the Swing Line Loans and the Domestic L/C Obligations.

“Domestic Security Agreement” means (a) the Amended and Restated Security Agreement dated as of the Closing Date executed in favor of the Collateral Agent by each of the Domestic Credit Parties and (b) each other security agreement executed in favor of the Collateral Agent by a Domestic Credit Party from time to time, in each case as amended, modified, restated or supplemented from time to time.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Tranche B Term Loan” has the meaning provided in Section 2.01(a)(iii).

“Domestic Tranche B Term Loan Commitment” means the commitment of each Lender to make a Domestic Tranche B Term Loan up to such Lender’s Domestic Tranche B Term Loan Committed Amount.

“Domestic Tranche B Term Loan Committed Amount” means, with respect to each Lender, the amount of such Lender’s Domestic Tranche B Term Loan Commitment. The initial Domestic Tranche B Term Loan Committed Amount of each Lender is set out in Schedule 2.01.

“Domestic Tranche B Term Note” means each promissory note substantially in the form of Exhibit 2.13-3 in favor of a Lender to evidence the portion of the Domestic Tranche B Term Loan made by such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) with respect to any assignment of a Revolving Commitment, (A) the L/C Issuer and the Swing Line Lender and (B) unless an Event of Default has occurred and is continuing, the Domestic Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any Affiliate or Subsidiary of the Borrowers.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “euro” or otherwise).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Distribution” means cash dividends, cash share repurchases and other payments or dividends in respect of the Domestic Borrower’s Capital Stock or options (including any non-cash consideration given by the Domestic Borrower to option holders) and cash bonus payments to management, provided that (i) such payments shall be made within five (5) Business Days after the First Amendment Effective Date and (ii) the aggregate amount of cash payments made in connection therewith shall not exceed $300 million.

“Equity Investors” means, collectively, the Tisch Entities and TCV.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (d) the proceeds of which are used to finance a Permitted Acquisition within ninety (90) days of such issuance, or (d) as consideration for a Permitted Acquisition; provided “Equity Transaction” shall not include (i) the issuance of preferred Capital Stock of the Domestic Borrower to Investcorp in connection with the exercise of the Global Call Option or the Global Put Option and (ii) any issuance or sale of shares of Capital Stock made in connection with the Cure Right contemplated by Section 9.05.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Domestic Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Domestic Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Domestic Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Domestic Borrower or any ERISA Affiliate.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, or (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination.

“Excluded Property” means:

(a) with respect to each Domestic Credit Party, (i) unless reasonably requested by the Administrative Agent on thirty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the UCC or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (ii) unless reasonably requested by the Administrative Agent on sixty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any leasehold interest (subject to clause (v) below), provided that the fair market value of such leasehold interest exceeds $2,500,000, (iii) unless reasonably requested by the Administrative Agent on sixty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any real property, provided that the fair market value of such real property exceeds $2,500,000, (iv) any Property that, subject to the terms of Section 8.11, is subject to a Lien permitted under Section 8.01(j) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property and (v) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement is prohibited by the terms thereof or under applicable Law and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); and

(b) with respect to each Foreign Borrower, (i) unless reasonably requested by the Administrative Agent on sixty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any leasehold interest (subject to clause (iv) below), provided that the fair market value of such leasehold interest exceeds $2,500,000, (ii) unless reasonably requested by the Administrative Agent on sixty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any real property, provided that the fair market value of such real property exceeds $2,500,000, (iii) any Property that, subject to the terms of Section 8.11, is subject to a Lien permitted under Section 8.01(j) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property, (iv) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement is prohibited by the terms thereof or under applicable Law and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) and (v) any other Property for which, in the reasonable judgment of the Administrative Agent, the expense of perfecting a security interest therein under applicable Law is excessive given the value of such Property;

provided, however, that, notwithstanding the foregoing, the term “Excluded Property” shall not include any Property of any Loan Party which secures the Second Lien Term Loan.

“Existing Credit Agreement” has the meaning provided in the recitals hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the letter agreement dated as of October 27, 2006 among the Domestic Borrower, the Administrative Agent and the Arrangers and (b) the letter agreement dated as of October 27, 2006 among the Domestic Borrower and the Administrative Agent.

“First Amendment Effective Date” means December 1, 2006.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by a Domestic Credit Party.

“Foreign Borrowers” has the meaning provided in the introductory paragraph hereto.

“Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.

“Foreign Guarantor” means (a) in its capacity as a guarantor of the Foreign Obligations, the Domestic Borrower, (b) the Domestic Guarantors and (c) each other Person that joins a guarantor, or provides a guaranty, solely of the Foreign Obligations, in each case together with their respective successors and permitted assigns. Notwithstanding the foregoing, if at any time the guaranty of the Foreign Obligations by any Foreign Subsidiary is limited in any material respect by applicable Laws, then, upon written notice by the Administrative Agent to the Domestic Borrower, for purposes of Article VIII (and the related definitions in this Section 1.01) such Foreign Subsidiary shall not be treated as a Foreign Guarantor but instead shall be treated as a Foreign Subsidiary that is not a Foreign Guarantor.

“Foreign Joinder Agreement” means a joinder agreement to this Credit Agreement or a guaranty agreement (or such other documentation as the Administrative Agent shall reasonably deem appropriate for purposes of Section 7.12), in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered in accordance with the provisions of Section 7.12.

“Foreign L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Foreign Letters of Credit, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Foreign L/C Obligations up to such Lender’s Foreign Revolving Commitment Percentage thereof.

“Foreign L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Foreign Letters of Credit then outstanding (including, for purposes of this Credit Agreement, the maximum amount available to be drawn pursuant to Rule 3.14 of the ISP under any Foreign Letter of Credit that has expired by its terms), assuming compliance with all requirements for drawings referenced therein, plus (b) with respect to Foreign Letters of Credit, the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings.

“Foreign L/C Sublimit” has the meaning provided in Section 2.01(b)(ii). The Foreign L/C Sublimit is part of, and not in addition to, the Aggregate Foreign Revolving Committed Amount.

“Foreign Lender” has the meaning provided in Section 11.15(a).

“Foreign Letter of Credit” means any standby letter of credit or any bank guaranty issued by the L/C Issuer pursuant to Section
2.01(b)(ii).

“Foreign Loan Obligations” means the Foreign Revolving Obligations and the Foreign Tranche B Term Loan.

“Foreign Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Foreign Borrower and any Foreign Guarantor arising under any Credit Document or otherwise with respect to the Foreign Loan Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Foreign Borrower or any Foreign Guarantor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Foreign Credit Party and any Lender or any Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Foreign Credit Party and any Lender or any Affiliate of a Lender.

“Foreign Pledge Agreement” means, collectively, (a) the Share Charge dated as of April 11, 2006 between InfoNXX Lux and the Collateral Agent relating to the pledge of Capital Stock of InfoNXX UK to secure the Foreign Obligations, (b) the Share Charge dated as of the First Amendment Effective Date between InfoNXX Lux and the Collateral Agent relating to the pledge of Capital Stock of InfoNXX UK to secure the Foreign Obligations, (c) the Securities Accounts Pledge Agreement dated as of the First Amendment Effective Date between InfoNXX UK and the Collateral Agent relating to the pledge of Capital Stock of InfoNXX France to secure the Foreign Obligations and (d) each other pledge agreement or similar agreement executed in favor of the Collateral Agent by a Foreign Credit Party from time to time, in each case as amended, modified, restated or supplemented from time to time.

“Foreign Revolving Commitment” means the commitment of each Lender to make Foreign Revolving Loans and to share in Foreign Revolving Obligations hereunder up to such Lender’s Foreign Revolving Commitment Percentage thereof.

“Foreign Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Foreign Revolving Committed Amount and the denominator of which is the Aggregate Foreign Revolving Committed Amount. The initial Foreign Revolving Commitment Percentages are set out in Schedule 2.01.

“Foreign Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Foreign Revolving Loan Commitment. The initial Foreign Revolving Committed Amount of each Lender is set out in Schedule 2.01.

“Foreign Revolving Loans” has the meaning provided in Section 2.01(b)(i).

“Foreign Revolving Note” means each promissory note substantially in the form of Exhibit 2.13-2 in favor of a Lender to evidence the Foreign Revolving Loans made by such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Foreign Revolving Obligations” means the Foreign Revolving Loans and the Foreign L/C Obligations.

“Foreign Security Agreements” means, collectively, (a) the Claims Pledge Agreement dated as of February 21, 2006 between InfoNXX Lux and the Collateral Agent, (b) the Account Pledge Agreement dated as of February 21, 2006 between InfoNXX Lux and the Collateral Agent regarding the account maintained at ABN Amro Bank (Luxembourg) S.A. by InfoNXX Lux, (c) the Account Pledge Agreement dated as of February 21, 2006 between InfoNXX Lux and the Collateral Agent regarding the account maintained at Fortis Bank Luxembourg by InfoNXX Lux, (d) the Security Agreement dated as of April 11, 2006 between InfoNXX UK and the Collateral Agent, (e) the Security Agreement dated as of the First Amendment Effective Date between InfoNXX UK and the Collateral Agent and (f) each other security agreement or similar agreement executed in favor of the Collateral Agent by a Foreign Credit Party from time to time, in each case as amended, modified, restated or supplemented from time to time.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Term Loan” means the Foreign Tranche B Term Loan.

“Foreign Tranche B Term Loan” has the meaning provided in Section 2.01(b)(iii).

“Foreign Tranche B Term Loan Commitment” means the commitment of each Lender to make a Foreign Tranche B Term Loan up to such Lender’s Foreign Tranche B Term Loan Committed Amount.

“Foreign Tranche B Term Loan Committed Amount” means, with respect to each Lender, the amount of such Lender’s Foreign Tranche B Term Loan Commitment. The initial Foreign Tranche B Term Loan Committed Amount of each Lender is set out in Schedule 2.01.

“Foreign Tranche B Term Note” means each promissory note substantially in the form of Exhibit 2.13-4 in favor of a Lender to evidence the portion of the Foreign Tranche B Term Loan made by such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) the Attributable Principal Amount of capital leases and Synthetic Leases;

(e) the Attributable Principal Amount of Securitization Transactions;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g) Support Obligations in respect of Funded Debt of another Person;

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b) and (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c).

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03; provided that, when used in connection with the Foreign Credit Parties, GAAP shall mean generally accepted accounting principles adopted in the applicable jurisdiction of organization. The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in the preceding period.

“Global” means InfoNXX Global Ltd., a company organized under the laws of England and Wales.

“Global Call Option” means the “Call Option” defined in the Global Shareholder Agreement.

“Global Loan” means the loan made by InfoNXX Lux to Global on the Closing Date in the principal amount of 76 million euro.

“Global Loan Documents” means, collectively, (a) the Promissory Note dated as of the Closing Date issued by Global to InfoNXX Lux in the principal amount of 76 million euro and (b) all other material documents, agreements and instruments executed and/or delivered in connection with the Global Loan, as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Global Put Option” means the “Put Option” defined in the Global Shareholder Agreement.

“Global Shareholder Agreement” means the Amended and Restated Investment and Shareholders Agreement dated as of April 11, 2006 among Investcorp, the Domestic Borrower, InfoNXX Lux and Global, as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning provided in Section 11.07(h).

“Guarantors” means the Domestic Guarantors and the Foreign Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that has no assets or liabilities and generates no revenue.

“Immaterial First Tier Foreign Subsidiary” means any First Tier Foreign Subsidiary that (a) is neither a Foreign Borrower nor a Foreign Guarantor, (b) has total revenues (determined in accordance with GAAP) that do not exceed ten percent (10%) of Consolidated Revenues for any fiscal quarter and (c) has total assets with a book value that does not exceed ten percent (10%) of the book value of the total assets of the Consolidated Group on a consolidated basis determined in accordance with GAAP at any time; provided that if at any time all such First Tier Foreign Subsidiaries have either (each an “Aggregate Threshold”) (x) total revenues (determined in accordance with GAAP) that exceed fifteen percent (15%) of Consolidated Revenues for any fiscal quarter or (y) total assets with a book value that exceeds fifteen percent (15%) of the book value of the total assets of the Consolidated Group on a consolidated basis determined in accordance with GAAP at any time, then in such event the Domestic Borrower shall designate one or more of such First Tier Foreign Subsidiaries as a Material First Tier Foreign Subsidiary such that immediately after giving effect thereto all such First Tier Foreign Subsidiaries not so designated do not exceed either Aggregate Threshold.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c).

“Indemnified Liabilities” has the meaning provided in Section 11.05.

“Indemnitees” has the meaning provided in Section 11.05.

“InfoNXX Capital Management” means InfoNXX Capital Management, Inc., a Delaware corporation.

“InfoNXX France” means 118 218 Le Numéro, a société par actions simplifiée organised under French law.

“InfoNXX Lux” has the meaning provided in the recitals hereto.

“InfoNXX Philippines” means InfoNXX (Philippines), Inc., a company formed under the laws of the Philippines.

“InfoNXX UK” has the meaning provided in the recitals hereto.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including any Swing Line Loan), the last Business Day of each March, June, September and December, the Revolving Termination Date and the Tranche B Term Loan Maturity Date and (b) as to any Eurocurrency Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the Tranche B Term Loan Maturity Date, in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or, if available to all the applicable Lenders, nine or twelve months) thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period with respect to any Tranche B Term Loan shall extend (i) beyond any principal amortization payment date, except to the extent that the portion thereof comprised of Eurocurrency Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion thereof comprised of Base Rate Loans equals or exceeds the principal amortization payment then due, or (ii) beyond the Tranche B Term Loan Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investcorp” means Investcorp Technology Ventures II, L.P., a Cayman Islands corporation.

“Investexx” means GMJH Holdings Limited, an Irish registered limited liability company.

“Investexx Disposition” means the transfer by Global of one hundred percent (100%) of the Capital Stock of Investexx to the Foreign Borrowers.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, the payment of any amounts (including advertising and marketing expenses) on behalf of or incurred for the benefit of, the guaranty or assumption of debt of, or the purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IP Rights” has the meaning provided in Section 6.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of any Letter of Credit hereunder).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the L/C Issuer and the applicable Borrower (or Subsidiary) relating to such Letter of Credit.

“Joinder Agreements” means the Domestic Joinder Agreements and the Foreign Joinder Agreements.

“Judgment Currency” has the meaning provided in Section 11.17.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means the Domestic L/C Commitment and the Foreign L/C Commitment.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor letter of credit issuer.

“L/C Obligations” means the Domestic L/C Obligations and the Foreign L/C Obligations.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the L/C Issuer) and each person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered in accordance with the provisions of Section 2.01(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letters of Credit” means the Domestic Letters of Credit and the Foreign Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan, any Swing Line Loan or any Tranche B Term Loan, and the Base Rate Loans and Eurocurrency Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Revolving Loans and a Tranche B Term Loan from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Revolving Obligations and the Tranche B Term Loans.

“Luxembourg Guarantor” means any Guarantor incorporated under the laws of the Grand Duchy of Luxembourg.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 2.08.

“Mandatory Cost Reference Lender” means Bank of America or any successor in such capacity.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Consolidated Group taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

“Material First Tier Foreign Subsidiary” means each First Tier Foreign Subsidiary that is not an Immaterial First Tier Foreign Subsidiary.

“Material Indebtedness” means (a) Indebtedness under the Second Lien Credit Documents, (b) Subordinated Debt and (c) other Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10 million.

“Maximum Rate” has the meaning provided in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Domestic Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Involuntary Disposition, Debt Transaction, Equity Transaction or issuance or sale of Capital Stock made in connection with the Cure Right contemplated by Section 9.05, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts and all title and recording expenses), (b) in the case of any Disposition or Involuntary Disposition, all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence thereof, (c) in the case of any Disposition or Involuntary Disposition, all payments made by such Person or the Consolidated Group on any Funded Debt that is secured by the assets subject to such Disposition or such Involuntary Disposition in accordance with the terms of any Lien upon or with respect to such assets or must, by the terms of such Lien or by applicable law, be repaid out of the proceeds from such Disposition or such Involuntary Disposition and (d) in the case of any Disposition, a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller’s indemnities to the purchaser undertaken by any of the Consolidated Group in connection with such Disposition. Upon release from reserve or escrow or payment of any amounts referred to in (d) that are released or paid to the Consolidated Group or any reduction in the amount of taxes required to be accrued pursuant to (b) resulting in a payment to the Consolidated Group, such amounts shall then be deemed to be “Net Cash Proceeds”. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Involuntary Disposition, Debt Transaction, Equity Transaction or issuance or sale of Capital Stock made in connection with the Cure Right contemplated by Section 9.05.

“Non-Consenting Lender” has the meaning provided in Section 11.22(c).

“Notes” means the Revolving Notes, the Swing Line Note and the Tranche B Term Notes.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit (including the Foreign Obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or any Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or any Affiliate of a Lender.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Organization Documents Deliverables” means, with respect to any Person, each of the following documents, certified by the secretary or assistant secretary of such Person to be true and correct and in full force and effect as of the date of delivery:

(a) copies of its articles or certificate of organization or formation, as applicable;

(b) copies of its bylaws, operating agreement or partnership agreement, as applicable;

(c) copies of resolutions of its board of directors (or equivalent governing body) approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(d) incumbency certificates identifying the Responsible Officers of such Person that are authorized to execute Credit Documents and to act on such Person’s behalf in connection with the Credit Documents; and

(e) certificates of good standing or the equivalent from its jurisdiction of organization or formation and the jurisdiction of its principal place of business, in each case certified as of a recent date by the appropriate Governmental Authority.

“Other Taxes” has the meaning provided in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Domestic Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Domestic Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to Domestic L/C Obligations on any date, the amount thereof after giving effect to any Domestic L/C Credit Extension occurring on such date and any other changes in the aggregate outstanding amount of Domestic L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Domestic Letters of Credit or any reductions in the maximum amount available to be drawn under Domestic Letters of Credit taking effect on such date; (c) with respect to the Domestic Tranche B Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments thereof on such date; (d) with respect to Foreign Revolving Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Foreign Revolving Loans occurring on such date; (e) with respect to Foreign L/C Obligations on any date, the Dollar Equivalent of the amount thereof after giving effect to any Foreign L/C Credit Extension occurring on such date and any other changes in the aggregate outstanding amount of Foreign L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Foreign Letters of Credit or any reductions in the maximum amount available to be drawn under Foreign Letters of Credit taking effect on such date; and (f) with respect to the Foreign Tranche B Term Loan on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments thereof occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America located in the applicable interbank market for such currency to major banks in such interbank market.

“Parallel Debt” has the meaning provided in Section 11.21(b).

“Participant” has the meaning provided in Section 11.07(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning provided in Section 11.16.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Domestic Borrower or any ERISA Affiliate or to which the Domestic Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a) prior to the consummation of such Acquisition, the Domestic Borrower shall deliver a compliance certificate to the Administrative Agent demonstrating in reasonable detail that after giving effect to such Acquisition (and the incurrence of any Funded Debt in connection therewith) on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 8.12 as of the most recent fiscal quarter end for which the Domestic Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b);

(b) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(c) no Default or Event of Default shall exist immediately before or immediately after giving effect to such Acquisition.

“Permitted Intercompany Investments” means (a) any Investment by any Domestic Credit Party in any other Domestic Credit Party; (b) any Investment by any Foreign Borrower in any other Foreign Borrower; (c) any Investment by any Foreign Subsidiary that is a Foreign Guarantor in any other Foreign Subsidiary that is a Foreign Guarantor; (d) any Investment by any Foreign Subsidiary that is a not Foreign Credit Party in any other Foreign Subsidiary that is not a Foreign Credit Party, (e) any Investment by any Foreign Subsidiary in any Credit Party, provided that any Indebtedness issued by any Credit Party to any Foreign Subsidiary pursuant to this clause (e) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02 and (f) any Investment (i) by any Credit Party in any Subsidiary that is not a Credit Party, (ii) by any Domestic Credit Party in any Foreign Subsidiary and (iii) by any Foreign Borrower in any Foreign Subsidiary that is a Foreign Guarantor, provided that the aggregate outstanding principal amount of all Investments under this clause (f), together with the aggregate book value of all Dispositions under clause (f) of the definition of “Permitted Intercompany Transfers”, shall not exceed $25 million at any time.

“Permitted Intercompany Transfers” means (a) any Disposition by any Domestic Credit Party to any other Domestic Credit Party; (b) any Disposition by any Foreign Borrower to any other Foreign Borrower; (c) any Disposition by any Foreign Subsidiary that is a Foreign Guarantor to any other Foreign Subsidiary that is a Foreign Guarantor; (d) any Disposition by any Foreign Subsidiary that is a not Foreign Credit Party to any other Foreign Subsidiary that is not a Foreign Credit Party; (e) any Disposition by any Foreign Subsidiary to any Credit Party provided that (i) such Disposition shall be for fair market value and (ii) any Indebtedness issued by any Credit Party to any Foreign Subsidiary as consideration for any Disposition pursuant to this clause (e) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02; and (f) any Disposition (i) by any Credit Party to any Subsidiary that is not a Credit Party, (ii) by any Domestic Credit Party to any Foreign Subsidiary and (iii) by any Foreign Borrower to any Foreign Subsidiary that is a Foreign Guarantor, provided that (x) the aggregate book value of the Property subject to all Dispositions under this clause (f), together with the outstanding principal amount of all Investments under clause (f) of the definition of “Permitted Intercompany Investments”, shall not exceed $25 million at any time and (y) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of such Disposition.

“Permitted Junior Payments” means Restricted Payments, principal prepayments on Subordinated Debt and principal prepayments on the Second Lien Term Loan, provided that (a) no Default shall exist at the time of such payment, (b) the Domestic Borrower shall deliver a compliance certificate to the Administrative Agent demonstrating in reasonable detail that after giving effect to such payment (and the incurrence of any Funded Debt in connection therewith) on a Pro Forma Basis that the Credit Parties would be in compliance with the financial covenants set forth in Section 8.12 as of the most recent fiscal quarter end for which the Domestic Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) and (c) the aggregate amount of all such payments shall not exceed during the term of this Credit Agreement (i) $20 million plus (ii) the Adjusted Applicable Amount.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, as context requires.

“Philippines Group” means InfoNXX Philippines and each of its Wholly Owned Subsidiaries.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Domestic Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreements” means the Domestic Pledge Agreement and the Foreign Pledge Agreement.

“Pro Forma Basis” means, with respect to any transaction, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (i) in the case of any Disposition or Involuntary Disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition or Involuntary Disposition shall be excluded to the extent relating to any period prior to the date thereof and (B) Indebtedness paid or retired in connection with such Disposition or Involuntary Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (ii) in the case of any

Acquisition, merger or consolidation, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (B) Indebtedness incurred in connection with such Acquisition, merger or consolidation, shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Register” has the meaning provided in Section 11.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Revolving Loans or a Tranche B Term Loan, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than 50% of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans); provided that the commitments of, and the portion of Loan Obligations held or deemed held by, any Excluded Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“Revaluation Date” means each of the following: (a) with respect to any Loan, (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency, (iii) each reallocation date pursuant to Section 2.01(c) and (iv) such additional dates as the Administrative Agent shall specify and (b) with respect to any Foreign Letter of Credit, (i) each date of issuance of a Foreign Letter of Credit, (ii) each date of amendment having the effect of increasing the amount of any Foreign Letter of Credit (solely with respect to the increased amount), (iii) each date of payment by the L/C Issuer of any Foreign Letter of Credit and (iv) such additional dates as the Administrative Agent shall specify.

“Revolving Commitment” means the Domestic Revolving Commitment and the Foreign Revolving Commitment.

“Revolving Committed Amount” means, with respect to any Lender, such Lender’s Domestic Revolving Committed Amount and Foreign Revolving Committed Amount.

“Revolving Loans” means the Domestic Revolving Loans and the Foreign Revolving Loans.

“Revolving Notes” means the Domestic Revolving Notes and the Foreign Revolving Notes.

“Revolving Obligations” means the Domestic Revolving Obligations and the Foreign Revolving Obligations.

“Revolving Termination Date” means April 11, 2011.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrowers or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrowers or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Second Lien Credit Agreement and the other Second Lien Credit Documents, together with its successors and assigns.

“Second Lien Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under the Second Lien Credit Agreement and the other Second Lien Credit Documents, together with its successors and assigns.

“Second Lien Credit Agreement” means the Term Loan Credit Agreement dated as of the First Amendment Effective Date among the Domestic Borrower, the Domestic Guarantors, the Second Lien Lenders and Bank of America, in its capacity as Second Lien Administrative Agent and Second Lien Collateral Agent, as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Second Lien Collateral Documents” means the Second Lien Security Agreement, the Second Lien Pledge Agreement and each of the other agreements or documents that creates or purports to create a Lien in favor of the Second Lien Agent for the benefit of the Second Lien Lenders, in each case as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Second Lien Credit Documents” means the Second Lien Credit Agreement, each promissory note related thereto, the Second Lien Intercreditor Agreement and the Second Lien Collateral Documents.

“Second Lien Intercreditor Agreement” means the Intercreditor Agreement dated as of the First Amendment Effective Date among the Collateral Agent, the Second Lien Collateral Agent, the Control Agent and the Domestic Credit Parties, as amended, modified and supplemented from time to time.

“Second Lien Lender” means each lender from time to time party to the Second Lien Credit Agreement.

“Second Lien Pledge Agreement” means the Pledge Agreement (Second Lien) dated as of the First Amendment Effective Date among the Domestic Credit Parties, the Second Lien Collateral Agent and the Control Agent, as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Second Lien Security Agreement” means the Security Agreement (Second Lien) dated as of the First Amendment Effective Date among the Domestic Credit Parties, the Second Lien Collateral Agent and the Control Agent, as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Second Lien Term Loan” means the term loan advanced by the Second Lien Lenders pursuant to the Second Lien Term Loan Agreement.

“Securitization Transaction” means any financing or factoring or similar transaction or series of transactions (including factoring arrangements) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreement” means the Domestic Security Agreement and the Foreign Security Agreement.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning provided in Section 11.07(h).

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Debt” means any Indebtedness of a member of the Consolidated Group that by its terms is expressly subordinated in right of payment to the prior payment of the Obligations on terms and conditions, and evidenced by documentation, satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Domestic Borrower.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.

“Swing Line Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swing Line Loan” has the meaning provided in Section 2.01(a)(iv).

“Swing Line Note” means the promissory note given to evidence the Swing Line Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Swing Line Note is attached as Exhibit 2.13-5.

“Swing Line Sublimit” has the meaning provided in Section 2.01(a)(iv). The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

“Taxes” has the meaning provided in Section 3.01(a).

“TCV” means TCV V, L.P., a Delaware limited partnership, and TCV Member Fund, L.P., a Delaware limited partnership.

“Tisch Entities” means Thomas Steinberg, Four-Fourteen Partners LLC, The Andrew H. Tisch 1995 Issue Trust No. 1, The Andrew H. Tisch 1995 Issue Trust No. 2, The Daniel R. Tisch 1991 Trust, The James S. Tisch 1995 Issue Trust, The Thomas J. Tisch 1994 Issue Trust, Andrew H. Tisch 2002 Annuity Trust V, Daniel R. Tisch 2002 Annuity Trust V, James S. Tisch 2002 Annuity Trust V, The Andrew H. Tisch 2003 Annuity Trust VI, The Daniel R. Tisch 2003 Annuity Trust VI, The James S. Tisch 2003 Annuity Trust VI, and The Thomas J. Tisch 2003 Annuity Trust VII.

“Tranche B Term Loan Maturity Date” means December 1, 2012.

“Tranche B Term Loan Commitments” means the Domestic Tranche B Term Loan Commitments and the Foreign Tranche B Term Loan Commitments.

“Tranche B Term Loans” means the Domestic Tranche B Term Loans and the Foreign Tranche B Term Loans.

“Tranche B Term Notes” means the Domestic Tranche B Term Notes and the Foreign Tranche B Term Notes.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“U.K.” means the United Kingdom.

“U.K. Qualifying Lender” means a Lender that is beneficially entitled to interest payable in respect of an advance under a Credit Document and is (a) a Lender (i) that is a bank (as defined for the purpose of section 349 of the United Kingdom Taxes Act 1988) making an advance under a Credit Document or (ii) in respect of an advance made under a Credit Document by a Person that was a bank (as defined for the purpose of section 349 of the United Kingdom Taxes Act 1988) at the time such advance was made, and in each case is subject to United Kingdom corporation tax on any payments of interest made with respect to such advance; (b) a Lender that has delivered a U.K. Tax Confirmation to InfoNXX UK and is (i) a company resident in the United Kingdom for United Kingdom tax purposes, (ii) a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes or (iii) a company that carries on a trade in the United Kingdom through a branch or agency and brings into account interest payable in respect of such advance in computing its chargeable profits (within the meaning of section 11(2) of the United Kingdom Taxes Act 1988); or (c) a U.K. Treaty Lender.

“U.K. Taxes” has the meaning provided in Section 11.15(d).

“U.K. Tax Confirmation” means confirmation by a Lender that the Person beneficially entitled to interest payable to such Lender in respect of an advance under a Credit Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes or (c) a company that carries on a trade in the United Kingdom through a branch or agency and the interest payable in respect of such advance is taken into account in computing the chargeable profits of such company for the purposes of section 11(2) of the United Kingdom Taxes Act 1988.

“U.K. Treaty Lender” means a Lender that (a) is treated as a resident of a U.K. Treaty State (in accordance with the provisions of the relevant double taxation agreement) and (b) does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation is effectively connected.

“U.K. Treaty State” means a jurisdiction party to an income tax treaty with the United Kingdom that makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Unused Fee” has the meaning provided in Section 2.09(a).

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02 Interpretive Provisions. With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof ” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(#) (ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(#) (iii) The term “including” is by way of example or clarification, and not limitation.

(#) (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03 Accounting Terms and Provisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Domestic Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, except as otherwise specifically prescribed herein.

(b) Notwithstanding any provision herein to the contrary, the calculation of the financial covenants in Section 8.12 (including, without limitation, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and compliance with the financial covenants in Section 8.12) shall be made on a Pro Forma Basis.

(c) Notwithstanding any provision herein to the contrary:

(i) for purposes of calculating the Consolidated First Lien Leverage Ratio and the Consolidated Total Leverage Ratio (including, without limitation, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage”) (A) for the fiscal quarter ending December 31, 2006, Consolidated Adjusted EBITDA shall be Consolidated Adjusted EBITDA for the period of two consecutive fiscal quarters then ended multiplied by two (2) and (B) for the fiscal quarter ending March 31, 2007, Consolidated Adjusted EBITDA shall be Consolidated Adjusted EBITDA for the period of three consecutive fiscal quarters then ended multiplied by one and one-third (1 1/3); and

(ii) for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, (A) for the fiscal quarter ending December 31, 2006, (A) Consolidated Adjusted EBITDA and Consolidated Fixed Charges shall be Consolidated Adjusted EBITDA and Consolidated Fixed Charges for the period of two consecutive fiscal quarters then ended and (B) for the fiscal quarter ending March 31, 2007, Consolidated Adjusted EBITDA and Consolidated Fixed Charges shall be Consolidated Adjusted EBITDA and Consolidated Fixed Charges for the period of three consecutive fiscal quarters then ended.

(d) The Domestic Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Domestic Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.

1.04 Rounding. Any financial ratios required to be maintained by the Domestic Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise provided, all references herein to times of day shall be references to U.S. Eastern time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.08 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder, calculating financial covenants hereunder and as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan, or a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Administrative Agent.

1.09 Additional Alternative Currencies.

The Foreign Borrowers may from time to time request that Credit Extensions be made to the Foreign Borrowers in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders holding Foreign Revolving Commitments; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer. Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender thereof) not later than 12:00 noon five (5) Business Days prior to the date of the desired Credit Extension. Each such Lender shall notify the Administrative Agent, not later than 12:00 noon four (4) Business Days after receipt of such request whether it consents, in its sole discretion, to making Credit Extensions in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Credit Extensions in such requested currency. If all the Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the Foreign Borrowers and such currency shall thereupon be deemed for purposes of Revolving Loans to be an Alternative Currency hereunder; and if the Administrative Agent and the L/C Issuer consent to issuing Letters of Credit in such requested currency, the Administrative Agent shall so notify the Foreign Borrowers and such currency shall thereupon be deemed for purposes of Letters of Credit to be an Alternative Currency hereunder.

1.10 Redenomination of Certain Alternative Currencies.

(a) Each obligation of the Credit Parties to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be reasonably appropriate to reflect the adoption of the Euro by any member state of the European Union.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Domestic Commitments.

(i) Domestic Revolving Loans. During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Domestic Revolving Loans”) to the Domestic Borrower in Dollars on any Business Day as requested pursuant to Section 2.02; provided that after giving effect to any such Domestic Revolving Loan, (A) the Outstanding Amount of all Domestic Revolving Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount, (B) the Outstanding Amount of all Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (C) each Lender’s Domestic Revolving Commitment Percentage of Domestic Revolving Obligations shall not exceed its respective Domestic Revolving Committed Amount. Domestic Revolving Loans may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the Domestic Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(ii) Domestic Letters of Credit. During the Commitment Period, (A) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees to issue Domestic Letters of Credit for the account of the Domestic Borrower or any member of the Consolidated Group in Dollars on any Business Day, to amend Domestic Letters of Credit previously issued hereunder, and to honor drafts under Domestic Letters of Credit; and (B) each of the Lenders severally agrees to purchase from the L/C Issuer a participation interest in Domestic Letters of Credit in an amount equal to such Lender’s Domestic Revolving Commitment Percentage thereof; provided that (1) the Outstanding Amount of Domestic L/C Obligations shall not exceed TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Domestic L/C Sublimit”), (2) the Outstanding Amount of Domestic Revolving Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount,

(3) the Outstanding Amount of all Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount and (4) each Lender’s Domestic Revolving Commitment Percentage of Domestic Revolving Obligations shall not exceed its respective Domestic Revolving Committed Amount. Subject to the terms and conditions hereof, the Domestic Borrower’s ability to obtain Domestic Letters of Credit shall be fully revolving, and accordingly the Domestic Borrower may obtain Domestic Letters of Credit to replace Domestic Letters of Credit that have expired or that have been drawn upon and reimbursed.

(iii) Domestic Tranche B Term Loan. On the First Amendment Effective Date each Lender severally agrees to make its portion of a term loan (the “Domestic Tranche B Term Loan”) to the Domestic Borrower in Dollars in the amount of its respective Domestic Tranche B Term Loan Committed Amount; provided that after giving effect to such advance, the Outstanding Amount of the Domestic Tranche B Term Loan shall not exceed ONE HUNDRED SIXTY MILLION DOLLARS ($160,000,000). The Domestic Tranche B Term Loan may consist of Base Rate Loans, Eurocurrency Rate Loans, or a combination thereof, as the Domestic Borrower may request. Amounts repaid on the Domestic Tranche B Term Loan may not be reborrowed.

(iv) Swing Line Loans. During the Commitment Period, the Swing Line Lender agrees to make revolving credit loans (the “Swing Line Loans”) to the Domestic Borrower in Dollars on any Business Day; provided that (A) the Outstanding Amount of Swing Line Loans shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swing Line Sublimit”), (B) the Outstanding Amount of Domestic Revolving Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount, and (C) the Outstanding Amount of all Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount. Swing Line Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof.

(b) Foreign Commitments.

(i) Foreign Revolving Loans. During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Foreign Revolving Loans”) to the Foreign Borrowers in an Alternative Currency on any Business Day as requested pursuant to Section 2.02; provided that after giving effect to any such Foreign Revolving Loan, (A) the Outstanding Amount of the Foreign Revolving Loans shall not exceed the Aggregate Foreign Revolving Committed Amount, (B) the Outstanding Amount of all Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount and (C) each Lender’s Foreign Revolving Commitment Percentage of Foreign Revolving Obligations shall not exceed its respective Foreign Revolving Committed Amount. Foreign Revolving Loans shall consist of Eurocurrency Rate Loans. Foreign Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(ii) Foreign Letters of Credit. During the Commitment Period, (A) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees to issue Foreign Letters of Credit for the account of the Foreign Borrowers or any member of the Consolidated Group in an Alternative Currency on any Business Day, to amend Foreign Letters of Credit previously issued hereunder, and to honor drafts under Foreign Letters of Credit; and (B) the Lenders severally agree to purchase from the L/C Issuer a participation interest in Foreign Letters of

Credit in an amount equal to such Lender’s Foreign Revolving Commitment Percentage thereof; provided that (1) the Outstanding Amount of Foreign L/C Obligations shall not exceed TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Foreign L/C Sublimit”), (2) the Outstanding Amount of Foreign Revolving Obligations shall not exceed the Aggregate Foreign Revolving Committed Amount, (3) the Outstanding Amount of all Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount and (4) each Lender’s Foreign Revolving Commitment Percentage of Foreign Revolving Obligations shall not exceed its respective Foreign Revolving Committed Amount. Subject to the terms and conditions hereof, the Foreign Borrowers’ ability to obtain Foreign Letters of Credit shall be fully revolving, and accordingly the Foreign Borrowers may obtain Foreign Letters of Credit to replace Foreign Letters of Credit that have expired or that have been drawn upon and reimbursed.

(iii) Foreign Tranche B Term Loan. On the First Amendment Effective Date each Lender severally agrees to make its portion of a term loan (the “Foreign Tranche B Term Loan”) to the Foreign Borrowers in an Alternative Currency in the amount of its respective Foreign Tranche B Term Loan Committed Amount; provided that after giving effect to such advance, the Outstanding Amount of the Foreign Tranche B Term Loan shall not exceed NINETY MILLION EURO (€90,000,000). The Foreign Tranche B Term Loan shall consist of Eurocurrency Rate Loans. Amounts repaid on the Foreign Tranche B Term Loan may not be reborrowed.

(c) Reallocation of Revolving Commitments. Not more than once per fiscal quarter, the Domestic Borrower may, at its option, elect to reallocate the Aggregate Revolving Committed Amount between the Aggregate Domestic Revolving Committed Amount and the Aggregate Foreign Revolving Committed Amount; provided that (i) the Domestic Borrower shall give ten Business Days written notice to the Administrative Agent of its reallocation election, which notice shall include the reallocated Aggregate Domestic Revolving Committed Amount and the reallocated Aggregate Foreign Revolving Committed Amount and the reallocation date, (ii) the reallocated Aggregate Domestic Revolving Committed Amount plus the reallocated Aggregate Foreign Revolving Committed Amount shall not exceed the Aggregate Revolving Committed Amount, (iii) the Borrowers would be in compliance with the financial covenants set forth in Section 8.12 on a Pro Forma Basis as of the most recent fiscal quarter end for which the Domestic Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b); (iv) each of the conditions to Credit Extensions set forth in Section 5.02 shall have been satisfied as of the reallocation date, and (v) if there are any Revolving Loans outstanding at the time of such reallocation, the Borrowers shall make such payments and adjustments on the Revolving Loans (including any breakage or other amounts owing pursuant to Section 3.05) as may be necessary pursuant to Section 2.06(b)(i) to give effect to the reallocated Aggregate Domestic Revolving Committed Amount and reallocated Aggregate Foreign Revolving Committed Amounts.

(d) Increase in Revolving Commitments and Tranche B Term Loans. Subject to the terms and conditions set forth herein, the Domestic Borrower may at any one time, upon written notice to the Administrative Agent, increase the Aggregate Revolving Committed Amount and/or the Tranche B Term Loans by up to FIFTY MILLION DOLLARS ($50,000,000); provided that:

(i) the Domestic Borrower shall obtain commitments for the amount of the increase from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in (A) this Credit Agreement as Lenders by execution and delivery of a Lender Joinder Agreement or other arrangement reasonably acceptable to the Administrative Agent and (B) the CAM Exchange Intercreditor Agreement as Lenders by execution and delivery of a joinder thereto or other arrangement reasonably acceptable to the Administrative Agent,

(ii) no existing Lender shall be under any obligation to increase its Revolving Commitment or make additional Tranche B Term Loans and any such decision whether to increase its Revolving Commitment or make additional Tranche B Term Loans shall be in such Lender’s sole and absolute discretion,

(iii) immediately following any such increase in the Aggregate Revolving Committed Amount, the term “Aggregate Revolving Committed Amount” shall mean the aggregate amount of the Revolving Commitments of all of the Lenders at such time,

(iv) any such increase shall be in a minimum aggregate principal amount of $5 million and integral multiples of $1 million in excess thereof (or the remaining amount, if less),

(v) the Domestic Borrower shall notify the Administrative Agent of (A) in connection with any increase in the Aggregate Revolving Committed Amount, the initial allocation of such increase between the Aggregate Domestic Revolving Committed Amount and the Aggregate Foreign Revolving Committed Amount, and (B) in connection with any increase in the Tranche B Term Loans, the allocation of such increase between the Domestic Tranche B Term Loan and the Foreign Tranche B Term Loan,

(vi) each Tranche B Term Loan made pursuant to this clause (d) shall be funded in a single advance and shall otherwise be on all the terms and conditions of the Tranche B Term Loans;

(vii) in the case of an increase in the amount of the Tranche B Term Loan, adjustments will be made to the schedule of amortization payments provided in Section 2.05(b)(i) or Section 2.05(b)(ii), as appropriate, to give effect thereto; provided that (A) the principal amortization amount payable on any payment date in respect of the Domestic Tranche B Term Loan and the Foreign Tranche B Term Loan as in effect prior to such increase will not be reduced and (B) the aggregate quarterly amortization payments shall not exceed the sum of one-fourth of one percent (0.25%) of the initial aggregate principal amount of the Tranche B Term Loan made on the First Amendment Effective Date and one-fourth of one percent (0.25%) of the initial aggregate principal amount of the Tranche B Term Loan made pursuant to this Section 2.01(d),

(viii) if any Revolving Loans are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Loans (including any breakage or other amounts owing pursuant to Section 3.05) as may be necessary to give effect to the revised commitment percentages, commitment amounts and allocations, and

(ix) each of the conditions to Credit Extensions set forth in Section 5.02 shall have been satisfied.

In connection with any such increase in the Aggregate Revolving Committed Amount, Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.

2.02 Borrowings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurocurrency Rate Loans, $1 million or a whole multiple of $100,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower’s request is with respect to a Domestic Revolving Loan, the Foreign Revolving Loan, the Domestic Tranche B Term Loan or the Foreign Tranche B Term Loan, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount and Applicable Currency of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto.

If the applicable Borrower fails to specify a Type of Loan in a Loan Notice with respect to any Dollar-denominated Loan, then such Loan shall be made as a Base Rate Loan. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the applicable Borrower fails to give a timely notice requesting a conversion or continuation of a Eurocurrency Rate Loan, then such Eurocurrency Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, provided, however, that in the case of a failure to timely request a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency, such Eurocurrency Rate Loan shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its commitment percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation of Loans, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the Applicable Currency not later than 1:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice.

Upon satisfaction of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the applicable Borrower as provided above.

(c) During the existence of a Default or Event of Default, (A) no Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan and (B) at the election of the Required Lenders, (1) any outstanding Eurocurrency Rate Loans denominated in Dollars shall be converted to Base Rate Loans and (2) any outstanding Eurocurrency Rate Loans denominated in an Alternative Currency shall be converted to Dollar-denominated Base Rate Loans, in each case, with respect to Eurocurrency Rate Loans, on the last day of the then-current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change. The determination of the Base Rate and the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

2.03 Additional Provisions with respect to Letters of Credit.

(a) Obligation to Issue or Amend.

(i) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless (i) in the case of a Domestic Letter of Credit, Lenders (other than Excluded Lenders) holding more than 50% of the Domestic Revolving Commitments have approved such expiry date and (ii) in the case of a Foreign Letter of Credit, Lenders (other than Excluded Lenders) holding more than 50% of the Foreign Revolving Commitments have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless (i) in the case of a Domestic Letter of Credit, all the Lenders holding Domestic Revolving Commitments have approved such expiry date and (ii) in the case of a Foreign Letter of Credit, all the Lenders holding Foreign Revolving Commitments have approved such expiry date;

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit (or, if applicable, bank guarantees) generally or such

Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Law or one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial face amount less than $500,000 (or such lesser amount as agreed to by the L/C Issuer);

(D) such Letter of Credit is to be denominated in a currency other than Dollars (with respect to Domestic Letters of Credit) or an Alternative Currency (with respect to Foreign Letters of Credit);

(E) such Letter of Credit contains provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender;

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof; and

(v) The L/C Issuer shall not be under any obligation to amend any Letter of Credit if:

(A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder;

(F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent, any Lender or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to, in the case of a Domestic Letter of Credit, such Lender’s Domestic Revolving Commitment Percentage thereof, and in the case of a Foreign Letter of Credit, such Lender’s Foreign Revolving Commitment Percentage thereof.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Fundings and Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Foreign Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Foreign Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the applicable Foreign Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the applicable Foreign Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in the Applicable Currency in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s pro rata share thereof (based on, in the case of a Domestic Letter of Credit, such Lender’s Domestic Revolving Commitment Percentage thereof, and in the case of a Foreign Letter of Credit, such Lender’s Foreign Revolving Commitment Percentage thereof). In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Domestic Revolving Loans that are Base Rate Loans, in the case of a Domestic Letter of Credit, and Foreign Revolving Loan in the case of a Foreign Letter of Credit, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Revolving Loans, the amount of the unutilized portion of the Aggregate Revolving Committed Amount or the conditions set forth in Section 5.02. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon receipt of any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer in Dollars at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its pro rata share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Domestic Revolving Loan that is a Base Rate Loan, in the case of a Domestic Letter of Credit, and a Foreign Revolving Loan, in the case of a Foreign Letter of Credit, to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars or if requested by the L/C Issuer, the Dollar Equivalent thereof in an Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans pursuant to Section 2.03(c)(ii) for any reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s pro rata share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its pro rata share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its pro rata share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Domestic Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuer in its Capacity as Letter of Credit Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower’s pursuing such rights and remedies as the applicable Borrower may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any Agent-Related Person, any Lender nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower that such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the L/C Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, or (iii) if required pursuant to Section 9.02, the applicable Borrower shall immediately Cash Collateralize the then-Outstanding Amount of its L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the L/C Expiration Date, as the case may be). The applicable Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the applicable Borrower, the applicable Borrower shall be obligated to reimburse the L/C Issuer for any and all drawings under such Letter of Credit. The applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the applicable Borrower’s Subsidiaries inures to the benefit of the applicable Borrower, and that the applicable Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Additional Provisions with respect to Swing Line Loans.

(a) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Domestic Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Domestic Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the

Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Domestic Borrower at its office by crediting the account of the Domestic Borrower on the books of the Swing Line Lender in Same Day Funds.

(b) Refinancing.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Domestic Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Domestic Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Domestic Revolving Commitment Percentage of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Domestic Revolving Committed Amount or the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Domestic Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Domestic Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Lender that so makes funds available shall be deemed to have made a Domestic Revolving Loan that is a Base Rate Loan to the Domestic Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Domestic Revolving Loans in accordance with Section  2.04(b)(i), the request for Domestic Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section
2.04(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section
2.04(b)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Domestic Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing

Line Lender, the Domestic Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Domestic Borrower to repay Swing Line Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly distribute to such Lender its Domestic Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Domestic Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(d) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Domestic Borrower for interest on the Swing Line Loans. Until a Lender funds its Domestic Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Domestic Revolving Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender. After a Lender funds its Domestic Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Domestic Revolving Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of such Lender.

(e) Payments Directly to Swing Line Lender. The Domestic Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Repayment of Loans.

(a) Revolving Loans. The Domestic Borrower shall repay to the Lenders the Outstanding Amount of the Domestic Revolving Loans on the Revolving Termination Date and the Foreign Borrowers shall repay to the Lenders the Outstanding Amount of the Foreign Revolving Loans on the Revolving Termination Date.

(b) Tranche B Term Loans.

(i) Domestic Tranche B Term Loan. The Domestic Borrower shall repay to the Lenders the principal amount of the Domestic Tranche B Term Loan in consecutive quarterly installments as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.06), unless accelerated sooner pursuant to Section 9.02: (A) on the last day of each calendar quarter, commencing with the calendar quarter ending March 31, 2007, the Domestic Borrower shall repay the outstanding principal of the Domestic Tranche B Term Loan in an amount equal to one-fourth of one percent of the original principal amount of the Domestic Tranche B Term Loan and (B) on the Tranche B Term Loan Maturity Date, the Domestic Borrower shall repay the then outstanding principal amount of the Domestic Tranche B Term Loan.

(ii) Foreign Tranche B Term Loan. The Foreign Borrowers shall repay to the Lenders the principal amount of the Foreign Tranche B Term Loan in consecutive quarterly installments as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.06), unless accelerated sooner pursuant to Section 9.02: (A) on the last day of each calendar quarter, commencing with the calendar quarter ending March 31, 2007, the Foreign Borrowers shall repay the outstanding principal of the Foreign Tranche B Term Loan in an amount equal to one-fourth of one percent of the original principal amount of the Foreign Tranche B Term Loan and (B) on the Tranche B Term Loan Maturity Date, the Foreign Borrowers shall repay the then outstanding principal amount of the Foreign Tranche B Term Loan.

(c) Swing Line Loans. The Domestic Borrower shall repay to the Swing Line Lender the Outstanding Amount of the Swing Line Loans on the earliest to occur of (i) the date of demand by the Swing Line Lender, (ii) the date thirty (30) days after such Swing Line Loan is made and (iii) the Revolving Termination Date.

2.06 Prepayments.

(a) Voluntary Prepayments.

(i) Revolving Loans and Tranche B Term Loans. The Revolving Loans and Tranche B Term Loans may be repaid in whole or in part without premium or penalty (except, in the case of Eurocurrency Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least (A) three Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days prior to the date of prepayment, in the case of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) one Business Day prior to the date of prepayment, in the case of Base Rate Loans, and (ii) any such prepayment shall be a minimum principal amount of $1 million and integral multiples of $100,000 in excess thereof, in the case of Eurocurrency Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less. Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid. The Administrative Agent will give prompt notice to the Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage or other amounts due, if any, under Section 3.05.

(ii) Swing Line Loans. The Swing Line Loans may be repaid in whole or in part without premium or penalty (except, in the case of Eurocurrency Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 1:00 p.m. by the Administrative Agent on the date of prepayment and (ii) any such prepayment shall be a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining principal amount if less).

(b) Mandatory Prepayments.

(i) Availability. If at any time for any reason, including exchange rate fluctuations, (A) the Outstanding Amount of all Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the Outstanding Amount of Domestic Revolving Obligations shall exceed the Aggregate Domestic Revolving Committed Amount, (C) the Outstanding Amount of Foreign Revolving Obligations shall exceed the Aggregate Foreign Revolving Committed Amount (and, in the case of any such excess resulting from exchange rate fluctuations, such excess continues for a period of five (5) consecutive Business Days), (D) the Outstanding Amount of Domestic L/C Obligations shall exceed the Domestic L/C Sublimit, (E) the Outstanding Amount of Foreign L/C Obligations shall exceed the Foreign L/C Sublimit (and, in the case of any such excess resulting from exchange rate fluctuations, such excess continues for a period of five (5) consecutive Business Days) or (F) the Outstanding Amount of Swing Line Loans shall exceed the Swing Line Sublimit, the Borrowers shall make immediate prepayment on and/or Cash Collateralize the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clauses (D) and (E), Domestic L/C Obligations will not be Cash Collateralized hereunder until the Domestic Revolving Loans have been repaid in full and Foreign L/C Obligations will not be Cash Collateralized hereunder until the Foreign Revolving Loans have been repaid in full.

(ii) Dispositions and Involuntary Dispositions. The Borrowers shall make prepayment on the Loan Obligations in an amount equal to 100% of the Net Cash Proceeds received from any Disposition or Involuntary Disposition by any member of the Consolidated Group to the extent (A) such proceeds are not reinvested in properties or assets useful in the business of such member of the Consolidated Group within twelve months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $2,500,000 in any fiscal year. Such prepayment shall be due within three Business Days following the expiration of the twelve month reinvestment period referenced in (A) above.

(iii) Debt Transactions. The Borrowers shall make prepayment on the Loan Obligations in an amount equal to 100% of the Net Cash Proceeds from any Debt Transactions within three Business Days following receipt thereof.

(iv) Equity Transactions. The Borrowers shall make prepayment on the Loan Obligations within three Business Days following receipt of the Net Cash Proceeds of any Equity Transaction by an amount equal to the lesser of (A) an amount equal to 50% of such Net Cash Proceeds and (B) an amount that would, after giving effect to such prepayment on a Pro Forma Basis, cause the Consolidated First Lien Leverage Ratio to be less than or equal to 2.75:1.0 as of the most recent fiscal quarter end for which the Domestic Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b).

(v) Excess Cash Flow. Within one hundred twenty (120) days after the end of each fiscal year of the Domestic Borrower, commencing with the fiscal year ending December 31, 2007, the Borrowers shall prepay the Loan Obligations as hereafter provided in an aggregate amount equal to (A) if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.50:1.0, fifty percent (50%) of Consolidated Excess Cash Flow for such fiscal year, (B) if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than 2.50:1.0 but greater than or equal to 2.00:1.0, twenty-five percent (25%) of Consolidated Excess Cash Flow for such fiscal year, and (C) if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than 2.00:1.0, no prepayment of Consolidated Excess Cash Flow for such fiscal year is required.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. In addition:

(i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrowers; provided that (A) any voluntary prepayment on the Domestic Tranche B Term Loan shall be applied first in direct order to the next four remaining principal amortization installments thereunder and second pro rata to remaining principal amortization installments thereunder and (B) any voluntary prepayment on the Foreign Tranche B Term Loan shall be applied first in direct order to the next four remaining principal amortization installments thereunder and second pro rata to remaining principal amortization installments thereunder. Voluntary prepayments will be paid by the Administrative Agent to the Lenders in accordance with their pro rata share thereof.

(ii) Mandatory Prepayments. Mandatory prepayments will be paid by the Administrative Agent to the Lenders in accordance with their pro rata share thereof; provided that:

(A) Mandatory prepayments in respect of the Revolving Obligations under subsection (b)(i) above shall be applied to the respective Revolving Obligations as appropriate.

(B) Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under subsection (b)(ii) shall be applied as follows: (x) in the case of a Disposition or Involuntary Disposition made by the Domestic Borrower or any Domestic Subsidiary, first in direct order to the next four remaining principal amortization installments on the Domestic Tranche B Term Loans, second pro rata to the remaining principal installments of the Domestic Tranche B Term Loans until paid in full, third pro rata to the remaining principal installments of the Foreign Tranche B Term Loans until paid in full, fourth to the Domestic Revolving Obligations until paid in full (without a corresponding permanent reduction in the Domestic Revolving Commitments) and fifth to the Foreign Revolving Obligations until paid in full (without a corresponding permanent reduction in the Foreign Revolving Commitments); and (y) in the case of a Disposition or Involuntary Disposition made by any Foreign Subsidiary, first in direct order to the next four remaining principal amortization installments on the Foreign Tranche B Term Loans, second pro rata to the remaining principal installments of the Foreign Tranche B Term Loans until paid in full, third pro rata to the remaining principal installments of the Domestic Tranche B Term Loans until paid in full, fourth to the Foreign Revolving Obligations (without a corresponding permanent reduction in the Foreign Revolving Commitments) and fifth to the Domestic Revolving Obligations (without a corresponding permanent reduction in the Domestic Revolving Commitments).

(C) Mandatory prepayments in respect of Debt Transactions under subsection (b)(iii), Equity Transactions under subsection (b)(iv) and Consolidated Excess Cash Flow under subsection (b)(v) shall be applied first in direct order to the next four remaining principal amortization installments on the Tranche B Term Loans (pro rata to the Domestic Tranche B Term Loan and the Foreign Tranche B Term Loan), second pro rata to the Tranche B Term Loans (pro rata to the remaining principal installments thereof) until paid in full, and then pro rata to the Revolving Obligations (without a corresponding permanent reduction in the Revolving Commitments).

2.07 Termination or Reduction of Commitments.

The Revolving Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrowers to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $1 million and integral multiples of $500,000 in excess thereof; and (ii) the Revolving Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding thereunder. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Revolving Commitments. Any reduction of the Revolving Commitments shall be applied to the reduction of the commitment of each Lender in accordance with its pro rata share thereof. All commitment or other fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Loan that is a Eurocurrency Rate Loan shall bear interest on the Outstanding Amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Percentage plus, for any Interest Period with respect to any Eurocurrency Rate Loan advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the Mandatory Cost Rate for such Interest Period; and (ii) each Loan that is a Base Rate Loan (including Swing Line Loans) shall bear interest on the Outstanding Amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) (i) If any amount of principal of any Loan payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(#) (ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(#) (iii) Upon the election of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(#) (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Unused Fee. The Domestic Borrower or the Foreign Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its pro rata share thereof an unused commitment fee (the “Unused Fee”) equal to the Applicable Percentage of the actual daily amount by which the Aggregate Revolving Committed Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of L/C Obligations. The Unused Fee shall accrue at all times during the Commitment Period with respect to the Revolving Commitments, including at any time during which one or more of the applicable conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Termination Date. The Unused Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. For purposes hereof, (i) L/C Obligations shall be counted toward and considered as usage of the Aggregate Revolving Committed Amount and (ii) Swing Line Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Committed Amount.

(b) Letter of Credit Fees.

(i) Letter of Credit Fee. The Domestic Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its pro rata share thereof a Letter of Credit fee for each Domestic Letter of Credit and the Foreign Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its pro rata share thereof a Letter of Credit fee for each Foreign Letter of Credit, in each case equal to the Applicable Percentage of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(ii) Fronting Fees Payable to the L/C Issuer. The Domestic Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Domestic Letter of Credit equal to 1/8 of 1% per annum multiplied by the daily maximum amount available to be drawn under such Letter of Credit and the Foreign Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Foreign Letter of Credit equal to 1/8 of 1% per annum multiplied by the daily maximum amount available to be drawn under such Letter of Credit (in each case whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears and shall be payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, the L/C Expiration Date and thereafter on demand.

(iii) Documentary and Processing Charges Payable to the L/C Issuer. The Domestic Borrower shall pay directly to the L/C Issuer for its own account the customary issuance,

presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Domestic Letters of Credit and the Foreign Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Foreign Letters of Credit, in each case as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees.

(i) The Borrowers shall pay to the Administrative Agent for its own account such fees as have been separately agreed upon in writing in the amounts and at the times specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders for their own respective accounts such fees as have been separately agreed upon in writing in the amounts and at the times specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” and Eurocurrency Rate Loans denominated in British Pounds Sterling shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.11 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder (or, in the case of a Borrowing of a Base Rate Loan, prior to the time the Loan Notice is delivered by the Domestic Borrower), that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13 Evidence of Debt.

(a) The Credit Extensions made by the Lenders shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the

Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Domestic Revolving Note, Foreign Revolving Note, Domestic Tranche B Term Note, Foreign Tranche B Term Note or Swing Line Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall constitute prima facie evidence thereof.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrowers to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) income taxes imposed on or measured by its overall net income, gross receipts or assets, and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender (as the case may be) is organized or in which its principal office is located or, in the case of any Lender, in which it maintains a lending office, and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrowers shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrowers shall make such deductions, (C) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (D) within thirty days after the date of such payment, the Borrowers shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrowers shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the

Borrowers shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrowers agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses and any costs related to the defense of a lawsuit or other action, whether brought by a Credit Party or any other party) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such indemnity shall not, as to the Administrative Agent or any Lender, be available to the extent that such liability is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent (in the case of any indemnity claimed by the Administrative Agent) or such Lender (in the case of any indemnity claimed by a Lender). Payment under this subsection (d) shall be made within thirty days after the date the Administrative Agent or such Lender makes a demand therefor.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans in the Applicable Currency, or to determine or charge interest rates based upon the Eurocurrency Rate in the Applicable Currency, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Applicable Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the Applicable Currency or to convert Base Rate Loans to Eurocurrency Rate Loans in the Applicable Currency shall be suspended until such Lender notifies the Administrative Agent (which shall promptly notify the Borrowers) that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Dollar-denominated Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

(a) If the Required Lenders determine that for any reason (i) deposits in the Applicable Currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period or (iii) that the Eurocurrency Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the Applicable Currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Dollar-denominated Base Rate Loans in the Dollar Equivalent of the amount specified therein.

(b) If the Mandatory Cost Reference Lender’s Commitment shall terminate, or for any reason whatsoever the Mandatory Cost Reference Lender shall cease to be a Lender hereunder, the Mandatory Cost Rate shall thereafter be determined on the basis of the rates as determined by the Administrative Agent in accordance with Schedule 2.08.

3.04 Increased Cost; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurocurrency Rate), then from time to time within thirty days after the applicable Borrower’s receipt of demand from such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within thirty days after the applicable Borrower’s receipt of demand from such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Notwithstanding anything herein to the contrary, the Borrowers shall not be obligated to compensate any Lender for any amount owing under this Section 3.04 if such Lender fails to notify the applicable Borrower thereof within 180 days after the date on which such Lender knew (or, in the exercise of reasonable diligence, should have known) of the circumstances giving rise to such right of compensation (provided that, if the event giving rise to such compensation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (other than as a result of such Lender’s failure to make a Loan required to be made by it hereunder) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any failure by the Borrowers to make payment of any Loan denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for the Applicable Currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Matters Applicable to All Requests for Compensation. If the Administrative Agent or any Lender is claiming compensation under this Article III, the Administrative Agent or such Lender shall provide a certificate to the applicable Borrower denoting the same and setting forth the additional amount or amounts to be paid to it hereunder. Such certificate shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07 Survival Losses. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

(a) Each of the Domestic Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever (other than as otherwise expressly required pursuant to the Credit Documents), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Each of the Foreign Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Foreign Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated

maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each of the Foreign Guarantors hereby further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Foreign Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever (other than as otherwise expressly required pursuant to the Credit Documents), and that in the case of any extension of time of payment or renewal of any of such obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(c) The Domestic Borrower hereby guarantees to the Administrative Agent and each of the holders of the Foreign Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Borrower hereby further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), it will promptly pay the same, without any demand or notice whatsoever (other than as otherwise expressly required pursuant to the Credit Documents), and that in the case of any extension of time of payment or renewal of any of such obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(d) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor (in its capacity as such) under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.

4.02 Obligations Unconditional.

(a) The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

(b) The obligations of the Foreign Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Foreign Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each of the Foreign Guarantors agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Foreign Borrowers or any other

Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

(c) The obligations of the Domestic Borrower under Section 4.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Borrower hereunder shall be absolute and unconditional under any and all circumstances. The Domestic Borrower agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Foreign Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

(d) Without limiting the generality of the foregoing subsections (a), (b) and (c), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Collateral Agent, the Control Agent or any holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

(e) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices (other than as otherwise expressly required pursuant to the Credit Documents) whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

(a) The obligations of each Domestic Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including Attorney Costs) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

(b) The obligations of each Foreign Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Foreign Guarantors agrees that it will indemnify the Administrative Agent and each holder of the Foreign Obligations on demand for all reasonable costs and expenses (including Attorney Costs) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

(c) The obligations of the Domestic Borrower under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Domestic Borrower agrees that it will indemnify the Administrative Agent and each holder of the Foreign Obligations on demand for all reasonable costs and expenses (including Attorney Costs) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

(a) Each of the Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

(b) Each of the Foreign Guarantors agrees that, to the fullest extent permitted by Law, as between the Foreign Guarantors, on the one hand, and the holders of the Foreign Obligations, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Foreign Guarantors for purposes of Section 4.01. Each of the Foreign Guarantors acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Foreign Obligations may exercise their remedies thereunder in accordance with the terms thereof.

(c) The Domestic Borrower agrees that, to the fullest extent permitted by Law, as between the Domestic Borrower, on the one hand, and the holders of the Foreign Obligations, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Borrower for purposes of Section 4.01. The Domestic Borrower acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Foreign Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

(a) The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

(b) The Domestic Borrower and the Foreign Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each of the Domestic Borrower and the Foreign Guarantors shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Borrower or the Foreign Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

(a) The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

(b) The guarantee given by the Foreign Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

(c) The guarantee given by the Domestic Borrower in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

4.08 Limitation on Guaranty by Luxembourg Guarantors. Notwithstanding any provisions to the contrary in this Credit Agreement or any other Credit Document, the maximum liability of each Luxembourg Guarantor under this Credit Agreement and the other Credit Documents with respect to its guaranty of the obligations and liabilities of the other Credit Parties (but not with respect to any borrowings made directly by such Luxembourg Guarantor if it is a Foreign Borrower) shall be limited at any time to an amount not exceeding the maximum financial capacity of such Luxembourg Guarantor, such maximum financial capacity being limited to 85% of the net assets of such Luxembourg Guarantor, where net assets means such Luxembourg Guarantor’s shareholders’ equity (including the share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) (Capitaux Propres) as calculated on the basis of such Luxembourg Guarantor’s most recent financial statements (Comptes Annuels), approved by such Luxembourg Guarantor’s managers or shareholders’ meeting in accordance with Luxembourg company laws, available at the date of the relevant payment obligation hereunder

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 [Reserved].

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Credit Party contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent (and, if applicable, the L/C Issuer or the Swing Line Lender) shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and each Lender that:

6.01 Existence, Qualification and Power. Each Credit Party (a) is a duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on the business in which it is presently (or, to the extent permitted by Section 8.07, in which it proposes to be) engaged and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) and (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document to which such Credit Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; or (b) except to the extent it would not reasonably be expected to result in a Material Adverse Effect, (i) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (A) any Contractual Obligation to which such Credit Party is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject or (ii) violate any Law.

6.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect and (b) filings to perfect security interests granted pursuant to the Credit Documents).

6.04 Binding Effect. This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to Debtor Relief Laws, general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

6.05 Financial Statements.

(a) The audited consolidated and unaudited consolidating balance sheets of the Consolidated Group for the most recent fiscal year ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating financial statements of the Consolidated Group for the most recent fiscal quarter ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

6.06 No Material Adverse Effect. Since the date of the audited financial statements for the fiscal year ending December 31, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07 Litigation. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

6.08 No Default. (a) No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09 Ownership of Property; Liens. Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10 Environmental Compliance. The Consolidated Group conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11 Insurance. The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Subsidiary operates.

6.12 Taxes. Each member of the Consolidated Group has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrowers or any Subsidiary that would, if made, have a Material Adverse Effect.

6.13 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Domestic Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Domestic Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Domestic Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Domestic Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Domestic Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Domestic Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

6.14 Subsidiaries. As of the Closing Date, set forth on Schedule 6.14, with respect to each Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary (including a designation of each Immaterial Domestic Subsidiary, each Immaterial First Tier Foreign Subsidiary and each Foreign Subsidiary not required to become a Foreign Guarantor by Section 7.12(b)) of such Credit Party. The outstanding Capital Stock has been validly issued, is owned free of Liens (other than Permitted Liens), and with respect to any outstanding shares of Capital Stock of a corporation, such shares are fully paid and non-assessable. The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14. The Credit Parties have no Subsidiaries other than those specifically disclosed on Schedule 6.14 or formed or acquired as permitted under this Credit Agreement.

6.15 Margin Regulations; Investment Company Act.

(a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.16 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.17 Compliance with Laws. Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18 Intellectual Property; Licenses, Etc. Each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any member of the Consolidated Group infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.19 Collateral Documents. Each Collateral Document is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations secured thereby, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is ought in equity or at law) and an implied covenant of good faith and fair dealing.

6.20 [Reserved].

6.21 Real Property. As of the Closing Date, (a) no Credit Party owns any real property and (b) set forth on Schedule 6.21, with respect to each Credit Party, is a true, correct and complete list of all material real property (including street address) leased by such Person.

6.22 Solvency. Immediately after giving effect to each Credit Extension and the application of the proceeds thereof, each Credit Party is Solvent.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will, and will cause each of their Subsidiaries to:

7.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event not later than 120 days after the end of each fiscal year of the Domestic Borrower, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2005), and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and in the case of the consolidated financial statements audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event not later than sixty days after the end of each of the first three fiscal quarters of each fiscal year of the Domestic Borrower (beginning with the fiscal quarter ending March 31, 2006), consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Domestic Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Domestic Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), (i) a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event and (ii) a certificate of a Responsible Officer of the Domestic Borrower attaching projections (on a quarterly basis) for the three-year period immediately following the fiscal year then ended;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Domestic Borrower (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) setting forth the U.S. and U.K. call volume for such period, (iii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Percentage”) before and after giving effect to such changes;

(c) promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrowers by independent accountants in connection with the accounts or books of the Borrowers or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements that the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents as requested by the Administrative Agent or any Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notification. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrowers or any Subsidiary;

(e) of any litigation, investigation or proceeding affecting any Credit Party in which the amount involved or relief sought would reasonably be expected to have a Material Adverse Effect; and

(f) of the exercise of the Global Call Option or the Global Put Option.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities in respect of taxes, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except in connection with a transaction permitted by Section 8.04 or 8.05;

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except in connection with a transaction permitted by Section 8.04 or 8.05 and except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c) Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d) Preserve or renew all of its registered patents, trademarks, trade names and service marks, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material property and equipment that is necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) Make all necessary repairs to such property and equipment and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance. Maintain in full force and effect with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Control Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral, and the Control Agent shall be named as additional insured with respect to any liability insurance. Each provider of any such insurance providing coverage in respect of any Collateral shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will endeavor to give the applicable certificate holder thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. Maintain (a) proper books of record and account, in which true, correct and complete entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary.

7.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (collectively, an “Inspection”) at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Borrower and at such Borrower’s expense; provided, however, that (a) unless an Event of Default exists, no more than one Inspection per fiscal year shall be at the expense of the Borrowers, (b) one or more representatives of the Borrowers may be present during any such Inspection, (c) one or more representatives of any Lender may be present during any such Inspection, and (d) when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may conduct Inspections at the expense of the applicable Borrower without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Loans solely (a) to refinance existing Indebtedness, (b) to finance the Equity Distribution and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Law or of any Credit Document (including Permitted Acquisitions and Restricted Payments permitted hereunder).

7.12 Joinder of Subsidiaries as Guarantors.

(a) Domestic Subsidiaries. Within thirty (30) days (or such later date as agreed to by the Administrative Agent in writing) after any Person becomes a Domestic Subsidiary (other than any Immaterial Domestic Subsidiary), cause such Domestic Subsidiary to (i) become a Domestic Guarantor by executing and delivering to the Administrative Agent a Domestic Joinder Agreement (or such other documentation as the Administrative Agent shall reasonably deem appropriate for such purpose) and such security agreements, pledge agreements and other documents as the Administrative Agent shall deem appropriate for the purpose of causing such Domestic Subsidiary to comply with Section 7.13 and Section 7.14 and (ii) deliver to the Administrative Agent Organization Document Deliverables for such Domestic Subsidiary and favorable opinions of counsel to such Domestic Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent.

(b) Foreign Subsidiaries. Subject to Section 7.16 in the case of InfoNXX Philippines:

(i) If at any time any Foreign Subsidiary that is not a Foreign Guarantor (other than InfoNXX France) has (A) revenues (determined in accordance with GAAP) that exceed twenty percent (20%) of Consolidated Revenues for any fiscal quarter or (B) total assets with a book value that exceeds twenty percent (20%) of the book value of the total assets of the Consolidated Group on a consolidated basis determined in accordance with GAAP at any time, then within sixty (60) days after the Domestic Borrower has knowledge thereof (or such later date as agreed to by the Administrative Agent in writing), cause, to the maximum extent permitted by applicable Law, such Foreign Subsidiary to (x) become a Foreign Guarantor by executing and delivering to the Administrative Agent a Foreign Joinder Agreement and (y) deliver to the Administrative Agent Organization Documents Deliverables for such Foreign Subsidiary and favorable opinions of counsel to such Foreign Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent.

(ii) If at any time all Foreign Subsidiaries that are not Foreign Guarantors have (A) aggregate revenues (determined in accordance with GAAP) that exceed thirty percent (30%) of Consolidated Revenues for any fiscal quarter or (B) aggregate total assets with a book value that exceeds thirty percent (30%) of the book value of the total assets of the Consolidated Group on a consolidated basis determined in accordance with GAAP at any time, then within sixty (60) days after the Domestic Borrower has knowledge thereof (or such later date as agreed to by the Administrative Agent in writing), cause, to the maximum extent permitted by applicable Law, one (or more) of such Foreign Subsidiaries to become a Foreign Guarantor such that, immediately after such Foreign Subsidiary becomes a Foreign Guarantor, the remaining Foreign Subsidiaries which are not Foreign Guarantors shall not exceed the thresholds set forth in clauses (A) or (B) above. In connection with any Foreign Subsidiary becoming a Foreign Guarantor pursuant to this clause (ii), such Foreign Subsidiary shall (x) execute and deliver to the Administrative Agent a Foreign Joinder Agreement and (y) deliver to the Administrative Agent Organization Documents

Deliverables for such Foreign Subsidiary and favorable opinions of counsel to such Foreign Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent.

(iii) If at any time InfoNXX France has net assets that equal at least half of its share capital, either by way of a share capital reduction, a share capital increase, sufficient profits or any other way, then within sixty (60) days after the Domestic Borrower has knowledge thereof (or such later date as agreed to by the Administrative Agent in writing), cause, to the maximum extent permitted by applicable Law, such Foreign Subsidiary to (x) become a Foreign Guarantor by executing and delivering to the Administrative Agent a Foreign Joinder Agreement and (y) deliver to the Administrative Agent Organization Documents Deliverables for such Foreign Subsidiary and favorable opinions of counsel to such Foreign Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent.

(c) Guaranty of Second Lien Term Loan or Subordinated Indebtedness.

(i) If any Subsidiary that is not a Domestic Guarantor provides a Support Obligation in respect of the Second Lien Term Loan or any Subordinated Indebtedness of the Domestic Borrower or any Domestic Subsidiary, such Subsidiary shall, concurrent with providing such Support Obligation, (i) become a Domestic Guarantor by executing and delivering to the Administrative Agent a Domestic Joinder Agreement (or such other documentation as the Administrative Agent shall reasonably deem appropriate for such purpose) and such security agreements, pledge agreements and other documents as the Administrative Agent shall deem appropriate for the purpose of causing such Domestic Subsidiary to comply with Section 7.13 and Section 7.14 and (ii) deliver to the Administrative Agent Organization Document Deliverables for such Domestic Subsidiary and favorable opinions of counsel to such Domestic Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent; and

(ii) If any Subsidiary that is not a Foreign Guarantor provides a Support Obligation in respect of any Subordinated Indebtedness of any Foreign Credit Party, such Subsidiary shall, concurrent with providing such Support Obligation, (i) become a Foreign Guarantor by executing and delivering to the Administrative Agent a Foreign Joinder Agreement (or such other documentation as the Administrative Agent shall reasonably deem appropriate for such purpose), and (ii) deliver to the Administrative Agent Organization Document Deliverables for such Foreign Subsidiary and favorable opinions of counsel to such Foreign Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent.

7.13 Pledge of Capital Stock. Subject to Section 7.16 in the case of InfoNXX Philippines, pledge or cause to be pledged to the Collateral Agent:

(a) to secure the Obligations (including the Foreign Obligations), (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than any Immaterial Domestic Subsidiary), within thirty days (or such later date as agreed to by the Administrative Agent in writing) of the formation, acquisition or other receipt of such interests and (ii) to the maximum extent permitted by applicable Law, 65% of the issued and outstanding Capital Stock of each of Material First Tier Foreign Subsidiary within sixty days (or such later date as agreed to by the Administrative Agent in writing) of its formation, acquisition or other receipt of such interests, in each case pursuant to the Domestic Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent; and

(b) to secure the Foreign Obligations only, to the maximum extent permitted by applicable Law, (i) the remaining issued and outstanding Capital Stock of each Material First Tier Foreign Subsidiary not pledged pursuant to subsection (a), within sixty days (or such later date as agreed to by the Administrative Agent in writing) of its formation, acquisition or other receipt of such interests and (ii) 100% of the issued and outstanding Capital Stock of each Foreign Credit Party (other than the two shares of Capital Stock of InfoNXX Lux issued to InfoNXX Capital Management Inc., a Delaware corporation, on or prior to the Closing Date) concurrent with such Foreign Credit Party becoming a party to this Credit Agreement (or such later date as agreed to by the Administrative Agent in writing), in each case pursuant to a Foreign Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent;

provided that the requirement pursuant to clause (a)(ii) for the pledge of 65% of the Capital Stock in each First-Tier Foreign Subsidiary to secure the Obligations is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes. Accordingly, notwithstanding the provisions of subsections (a) and (b) above, each Credit Party shall pledge or cause to be pledged any greater percentage of its interest in a Material First Tier Foreign Subsidiary) that (whether pursuant to existing Law or as the result of changes to, or clarifications of, existing Law after the date hereof) (A) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary to be treated as a deemed dividend to the United States parent of such Foreign Subsidiary, as determined for United States federal income tax purposes, and (B) would not otherwise reasonably be expected to result in material adverse tax consequences to such Foreign Subsidiary or its United States parent, to secure the Obligations (including the Foreign Obligations), and shall pledge any remaining interests therein to secure the Foreign Obligations only.

Notwithstanding anything herein to the contrary:

(x) The pledge of the Capital Stock of InfoNXX Philippines is subject to a documentary stamp tax in the Philippines. Such documentary stamp tax is based on the amount of debt secured by such pledge. The parties hereto agree that in order to reduce the amount of the documentary stamp tax due in connection with such pledge, the Collateral Agent may, in its sole discretion, permit the applicable pledge agreement(s) to expressly secure an amount of debt that is less than the aggregate principal amount of the Obligations. The parties hereto further agree that if the pledge of any other Capital Stock of a Foreign Subsidiary pursuant to this Section 7.13 (including the preferred Capital Stock in InfoNXX Lux described in (y) below) would give rise to any documentary, recording or other similar taxes, then the Collateral Agent may take such steps as the Collateral Agent deems appropriate in its sole discretion to reduce the amount of such taxes, including, without limitation, agreeing to a principal amount of debt secured by such pledge that is less than the aggregate principal amount of the Obligations.

(y) The Collateral Agent is seeking a ruling from the Philippine Bureau of Internal Revenue regarding whether the pledge by InfoNXX Philippines of the preferred Capital Stock it owns in InfoNXX Lux would be subject to a documentary stamp tax in the Philippines. Prior to obtaining such ruling, InfoNXX Philippines shall not be required to pledge the preferred Capital

Stock it owns in InfoNXX Lux unless the Collateral Agent or the Required Lenders otherwise requests.

7.14 Pledge of Other Property. Cause each Domestic Credit Party and each Foreign Borrower to mortgage, pledge and grant a security interest in all of its Property (except Excluded Property and as otherwise set forth in Section 7.13 with respect to Capital Stock), within thirty days (or such later date as agreed to by the Administrative Agent in writing) of the acquisition thereof (in the case of any such personal property) and within sixty days (or such later date as agreed to by the Administrative Agent in writing) of the acquisition thereof (in the case of any real property), in each case pursuant to such mortgage instruments, pledge and security agreements, joinder agreements or other documents, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent, with respect to the Domestic Credit Parties, to secure the Obligations (including the Foreign Obligations), and with respect to the Foreign Borrowers, to secure the Foreign Obligations.

7.15 ERISA Compliance. Except to the extent it would not reasonably be expected to result in a Material Adverse Effect, do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.16 Post-Closing Matters.

(a) Within sixty (60) days after the First Amendment Effective Date (or such later date as agreed to by the Administrative Agent in writing), cause (i) InfoNXX Philippines to become a Foreign Guarantor by executing and delivering to the Administrative Agent a Foreign Joinder Agreement, (ii) InfoNXX Philippines to deliver to the Administrative Agent Organization Document Deliverables for InfoNXX Philippines and favorable opinions of counsel to InfoNXX Philippines, all in form and substance reasonably satisfactory to the Administrative Agent and (iii) the Capital Stock of InfoNXX Philippines to be pledged to the Collateral Agent in accordance with Section 7.13.

(b) Within forty-five (45) days after the First Amendment Effective Date, deliver to the Administrative Agent a reliance letter from each of the United States counsel and United Kingdom counsel to the Credit Parties permitting each Lender that is a party to the Credit Agreement on the date that is thirty (30) days after the First Amendment Effective Date to rely in the opinion delivered by each such counsel on the First Amendment Effective Date.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will not, and will not permit any of their Subsidiaries to:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to the Collateral Documents securing the Loan Obligations;

(b) Liens pursuant to the Collateral Documents securing the Obligations relating to any Swap Contract permitted hereunder or Treasury Management Agreement;

(c) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(d) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(j) Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens do not at any time encumber any real property;

(k) Liens on any Property acquired (including the Property of any Person acquired) in a Permitted Acquisition after the First Amendment Effective Date and the replacement, extension or renewal thereof, provided that (i) such Liens exist at the time of such Acquisition, (ii) such Liens are not created in contemplation of such Acquisition, (iii) such Liens do not extend to any Property other than the Property subject to such Liens immediately prior to such Acquisition and (iv) the Indebtedness secured thereby is permitted under Section 8.03(k);

(l) Liens pursuant to any Second Lien Collateral Document; provided that such Liens are subject to, and subordinated to the Liens granted pursuant to the Credit Documents in accordance with, the Second Lien Intercreditor Agreement;

(m) other Liens securing Indebtedness incurred by any Foreign Subsidiary which is not a Credit Party under Section 8.03(f); and

(n) other Liens, provided that the aggregate principal amount of all Indebtedness and other obligations secured thereby shall not exceed $5 million.

8.02 Investments. Make or permit to exist any Investments, except:

(a) cash and Cash Equivalents;

(b) Investments (including intercompany Investments) existing on the First Amendment Effective Date and listed on Schedule 8.02 and any extensions, renewals or reinvestments thereof, so long as (i) the aggregate amount of all Investments pursuant to this clause (b) is not increased at any time above the amount of such Investments existing as of the date hereof, (ii) the aggregate amount of all Investments pursuant to this clause (b) by the Domestic Borrower or any Domestic Subsidiary in any Foreign Subsidiary is not increased at any time above the amount of such Investments existing as of the date hereof and (iii) the aggregate amount of all Investments pursuant to this clause (b) by any Credit Party in any Subsidiary that is not a Credit Party is not increased at any time above the amount of such Investments existing as of the date hereof;

(c) to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Borrowers and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) loans to officers, directors and employees of the Domestic Borrower and its Subsidiaries, provided that concurrent with the advance of such loans the proceeds of such loans shall be used solely to purchase Capital Stock in the Domestic Borrower;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f) Support Obligations permitted by Section 8.03;

(g) the Global Loan and the Investexx Disposition;

(h) Permitted Intercompany Investments and Permitted Intercompany Transfers;

(i) Permitted Acquisitions and Acquisitions consummated prior to the First Amendment Effective Date;

(j) capital contributions in Foreign Subsidiaries formed under the laws of France and Italy made to satisfy minimum capital requirements under the laws of France and Italy, provided that (i) the aggregate principal amount of all such capital contributions shall not exceed (A) $12 million in Foreign Subsidiaries formed under the laws of France and (B) $3 million in Foreign Subsidiaries formed under the laws of Italy, and (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect to such capital contribution;

(k) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(l) Investments permitted by Section 8.06; and

(m) other Investments not permitted by the foregoing clauses of this Section in an aggregate outstanding principal amount not to exceed at any time (i) $10 million plus (ii) the Adjusted Applicable Amount (provided that this clause (m) shall not be used to make (A) Investments by the Domestic Borrower or any Domestic Subsidiary in any Foreign Subsidiary or (B) Investments by any Credit Party to any Subsidiary that is not a Credit Party);

provided that any Indebtedness issued by any member of the Consolidated Group to any Foreign Borrower shall be evidenced in writing and the parties thereto shall take such actions as may be required by the Foreign Security Agreements.

8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness outstanding on the First Amendment Effective Date and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, but the principal amount of any such refinancing, refunding, renewal or extension may include (i) the principal amount of unfunded commitments relating thereto, (ii) a reasonable premium or other reasonable amount paid, and (iii) the costs thereof, including reasonable fees and expenses incurred in connection therewith;

(c) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that (i) such obligations are entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) intercompany Indebtedness among members of the Consolidated Group incurred in connection with transactions permitted by Section 8.02;

(e) Indebtedness under capital leases, Synthetic Leases obligations and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of the refinancing, and (iii) the aggregate principal amount of all such Indebtedness shall not at any time exceed $25 million;

(f) Indebtedness owing by Foreign Subsidiaries (other than the Foreign Borrowers), provided that (i) the aggregate principal amount of such Indebtedness owing by the members of the Philippines Group shall not exceed $2 million and (ii) the aggregate principal amount of all such Indebtedness for all Foreign Subsidiaries (including members of the Philippines Group) shall not exceed $25 million;

(g) any Subordinated Debt;

(h) Indebtedness in an aggregate principal amount of up to $6 million owing in connection with the purchase of Industrial Development Bonds issued by the City of Wichita, Kansas to provide a lease financing for the purchase of call center equipment for the Kansas call center;

(i) Indebtedness arising under the Second Lien Credit Documents in an aggregate principal amount not to exceed $125 million less the amount of any principal payments thereon;

(j) Indebtedness arising under surety bonds, bid bonds, completion guarantees and similar instruments entered into in the ordinary course of business;

(k) Indebtedness of any Person acquired in a Permitted Acquisition after the First Amendment Effective Date or assumed by the Domestic Borrower or any Subsidiary in a Permitted Acquisition after the First Amendment Effective Date and in each case any refinancings, refundings, renewals or extensions thereof; provided that (i) such Indebtedness was not incurred in anticipation of or connection with such Permitted Acquisition, (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $5 million at any time and (iii) in connection with any refinancing, refunding, renewal or extension thereof, the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except that the principal amount of any such refinancing, refunding, renewal or extension may include the principal amount of unfunded commitments relating thereto, a reasonable premium or other reasonable amount paid, and the costs thereof, including reasonable fees and expenses incurred in connection therewith);

(l) other unsecured Indebtedness in an aggregate principal amount not to exceed $10 million at any time; and

(m) Support Obligations by members of the Consolidated Group in respect of Indebtedness permitted under the foregoing clauses of this Section, provided that (a) the Domestic Borrower and the Domestic Subsidiaries shall not be permitted to provide Support Obligations in respect of the Indebtedness permitted under clause (f) above and (b) the members of the Philippines Group shall not be permitted to provide Support Obligations in respect of any Indebtedness of a Person that is not a member of the Philippines Group (other than Indebtedness arising under the Credit Documents).

Notwithstanding the foregoing, (x) the aggregate principal amount of Indebtedness under clauses (e), (f), (j), (k) and (l) of this Section 8.03 shall not exceed $50 million at any time and (y) InfoNXX France shall not incur any Indebtedness other than Indebtedness permitted under Section 8.03(d).

8.04 Mergers and Dissolutions. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom, (a) any Subsidiary may merge or consolidate with (i) any Borrower, provided that (A) such Borrower shall be the continuing or surviving Person and (B) if the Domestic Borrower is party thereto, the Domestic Borrower shall be the continuing or surviving Person, (ii) any Subsidiary that is a Guarantor, provided that (A) if such Guarantor is a Credit Party, a Credit Party shall be the continuing or surviving Person and (B) if such Guarantor is a Domestic Subsidiary, a Domestic Subsidiary shall be the continuing or surviving Person, or (iii) another Subsidiary, provided that if such Subsidiary is a Wholly Owned Subsidiary, a Wholly Owned Subsidiary shall be the continuing or surviving Person; (b) any Subsidiary may be dissolved or liquidated, provided that its assets are Disposed of as otherwise permitted hereunder and (c) Permitted Intercompany Transfers shall be permitted.

8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition to or in favor of any Person, unless (a) such Disposition is a transaction permitted under Section 8.04 or (b) at the time of such Disposition, (i) no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all Property Disposed of pursuant hereto in any fiscal year shall not exceed $10 million and (iii) such Disposition shall be for fair market value.

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments to each Person that owns Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) the Domestic Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) the Domestic Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d) the Domestic Borrower may declare and make the Equity Distribution; and

(e) the Domestic Borrower and its Subsidiaries may declare and make Permitted Junior Payments.

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

8.08 Change in Fiscal Year. In the case of the Domestic Borrower, change its fiscal year without the prior written consent of the Required Lenders.

8.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Consolidated Group as would be obtainable by such Person at that time in a comparable arm’s length transaction with a non-Affiliate; provided that the foregoing restriction shall not apply to (a) Permitted Intercompany Transfers, (b) Permitted Intercompany Investments, (c) dividends, redemptions and repurchases permitted pursuant to Section 8.06 and (d) transactions set forth on Schedule 8.09 attached hereto.

8.10 Amendments to and Prepayment of Subordinated Debt and Second Lien Term Loan.

(a) Amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any Subordinated Debt (including any notes or instruments evidencing any Subordinated Debt and any indenture or other governing instrument relating thereto) in a manner materially adverse to the Domestic Borrower or any Subsidiary or the Lenders;

(b) Make any payment in contravention of the terms of any Subordinated Debt;

(c) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Subordinated Debt, other than (i) regularly scheduled payments of principal and interest on such Funded Debt and (ii) Permitted Junior Payments;

(d) Amend or modify any Second Lien Credit Document except as permitted by the Second Lien Intercreditor Agreement; or

(e) Make any mandatory or optional prepayment, redemption, defeasance or acquisition for value (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) of the Second Lien Term Loan, other than (i) any optional prepayment of principal in an amount up to fifty percent (50%) of the Net Cash Proceeds of any Equity Transaction (other than any Net Cash Proceeds received in connection with the exercise by the Domestic Borrower of the Cure Right in accordance with Section 9.05) provided that such prepayment is made concurrent with the receipt of the Net Cash Proceeds of such Equity Transaction and (ii) Permitted Junior Payments.

8.11 No Further Negative Pledges. Enter into any Contractual Obligation (other than the Credit Documents and the Second Lien Credit Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer Property to the Borrowers or any Guarantor, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens on Property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(e) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person in connection with the grant of any Lien to secure another obligation of such Person.

8.12 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter set forth in the table below to be less than the ratio opposite such fiscal quarter end:

Fiscal Quarter End	Minimum Consolidated Fixed Charge Coverage Ratio

December 31, 2006	1.75:1.0
March 31, 2007	1.75:1.0
June 30, 2007	1.75:1.0
September 30, 2007	1.75:1.0
December 31, 2007	1.75:1.0
March 31, 2008 and each fiscal quarter end thereafter	2.00:1.0

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter set forth in the table below to be greater than the ratio opposite such fiscal quarter end:

Fiscal Quarter End	Maximum Consolidated Total Leverage Ratio

December 31, 2006	4.75:1.0
March 31, 2007	4.75:1.0
June 30, 2007	4.50:1.0
September 30, 2007	4.00:1.0
December 31, 2007	3.50:1.0
March 31, 2008	3.25:1.0
June 30, 2008	3.25:1.0
September 30, 2008	3.25:1.0
December 31, 2008 and each fiscal quarter end thereafter	2.75:1.0

(c) Consolidated First Lien Leverage Ratio. Permit the Consolidated First Lien Leverage Ratio as of the end of any fiscal quarter set forth in the table below to be greater than the ratio opposite such fiscal quarter end:

Fiscal Quarter End	Maximum Consolidated First Lien Leverage Ratio

December 31, 2006	3.75:1.0
March 31, 2007	3.75:1.0
June 30, 2007	3.75:1.0
September 30, 2007	3.25:1.0
December 31, 2007	3.00:1.0
March 31, 2008	2.75:1.0
June 30, 2008	2.75:1.0
September 30, 2008 and each fiscal quarter end thereafter	2.50:1.0

8.13 Amendments to Transaction Documents.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Amend, modify or change any of the Global Loan Documents in a manner materially adverse to the Domestic Borrower or any Subsidiary or to the Lenders.

(c) Amend, modify or change the Global Shareholder Agreement in a manner materially adverse to the Domestic Borrower or any Subsidiary or to the Lenders.

(d) Consent to Global entering into any transaction described in Sections 8.2, 8.3, 8.12, 8.13, 8.19, 8.20, 8.26 and 8.27 of the Global Shareholder Agreement without the prior written consent of the Administrative Agent.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Either Borrower or any other Credit Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants.

(i) Either Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02 or 7.10 and such failure continues for five (5) Business Days; or

(ii) Either Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05(a) or 7.11 or Article VIII (subject, in the case of Section 8.12, to the exercise by the Domestic Borrower of the Cure Right in accordance with Section 9.05); or

(c) Other Defaults. Either Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any member of the Consolidated Group fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; or (ii) any member of the Consolidated Group fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract a Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrowers or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrowers or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrowers or such Subsidiary as a result thereof is greater than $10 million; or

(f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or fails generally to pay its debts as they become due; (ii) any member of the Consolidated Group admits in writing its inability to pay its debts as they become due; or (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10 million; or

(j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party denies or disaffirms in writing that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Ownership of Investexx.

(i) The failure of the Domestic Borrower to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of Global and Investexx; or

(ii) The failure of Global to own one hundred percent (100%) of the Capital Stock of Investexx prior to the Investexx Disposition; or

(l) Second Lien Intercreditor Agreement. The Second Lien Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all Obligations, ceases to be in full force and effect or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it or the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Domestic Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02):

(a) any amounts received on account of the Obligations (other than the Foreign Obligations) shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) payment of all amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, and (d) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Domestic Borrower or as otherwise required by Law;

provided that, subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Domestic Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Domestic Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above; and

(b) any amounts received on account of the Foreign Obligations shall be applied in the following order:

First, to payment of that portion of the Foreign Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Foreign Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Foreign Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Foreign Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Foreign Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) payment of all amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, and (d) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Foreign Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Foreign Obligations have been indefeasibly paid in full, to the Foreign Borrowers or as otherwise required by Law;

provided that, subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Foreign Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Foreign Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Foreign Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Foreign Obligations, if any, in the order set forth above.

9.04 [Reserved].

9.05 Financial Covenant Cure Rights.

In the event that the Credit Parties fail to comply with any financial covenant contained in Section 8.12 as of the end of any fiscal quarter of the Domestic Borrower (each a “Financial Covenant Default”), the Domestic Borrower shall have the right to cure such Event of Default (the “Cure Right”) by issuing or selling shares of its Capital Stock during the period of thirty (30) days following the date of delivery of the Compliance Certificate for such fiscal quarter and applying the amount of the Net Cash Proceeds thereof to increase Consolidated Adjusted EBITDA with respect to such applicable quarter provided that:

(a) the Domestic Borrower shall deliver to the Administrative Agent written notice of its intent to exercise its Cure Right with respect to any Financial Covenant Default (a “Cure Notice”) concurrent with the delivery by the Domestic Borrower to the Administrative Agent of the Compliance Certificate for the fiscal quarter for which such Financial Covenant Default occurred;

(b) the Domestic Borrower shall have the right to exercise the Cure Right not more than (i) two (2) times during any four fiscal quarter period and (ii) four (4) times during the term of this Credit Agreement; and

(c) not more than $20 million in the aggregate of Net Cash Proceeds from the transactions contemplated by this Section 9.05 may be treated as Consolidated Adjusted EBITDA during the term of this Credit Agreement.

ARTICLE X

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

10.01 Appointment and Authorization of Administrative Agent and Collateral Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents. The Collateral Agent shall act for the account of the holders of the Obligations with respect to any Collateral Documents, including for the avoidance of doubt all action in relation to the enforcement under the Collateral Documents, entered and delivered by any Foreign Credit Party (and any Collateral identified therein), and the Collateral Agent shall have all of the benefits, indemnities and immunities (i) provided to the Administrative Agent in this Credit Agreement with respect to any acts taken or omissions suffered by the Collateral Agent as fully as if the term “Administrative Agent” as used herein included the Collateral Agent with respect to such acts or omissions and (ii) as additionally provided herein and in the Collateral Documents with respect to the Collateral Agent.

(c) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit (or, if applicable, bank guarantees) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein and in the Issuer Documents with respect to the L/C Issuer.

10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (i) any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, (ii) the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, or (iv) the value or the sufficiency of any Collateral. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions precedent to this Credit Agreement, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

10.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Domestic Borrower at all times other than during the existence of an Event of Default (which consent of the Domestic Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent,” “L/C Issuer” and “Swing Line Lender” thereafter shall mean such successor administrative agent, Letter of Credit issuer and Swing Line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit (or, if applicable, bank guarantees) in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section, and (c) the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above, and, in performance such duties, shall be entitled to all the rights and protections provided to the Administrative Agent hereunder.

10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered to, and upon instruction by the Required Lenders shall, by intervention in such proceeding or otherwise:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, the Collateral Agent and the Control Agent, as applicable, at its option and in its discretion:

(i) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(ii) to release any Lien on any Property granted to or held by the Collateral Agent or the Control Agent under any Credit Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is transferred as part of or in connection with any Disposition permitted hereunder or under any other Credit Document, or (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(iii) to subordinate any Lien on any Property granted to or held by the Collateral Agent or Control Agent under any Credit Document to the holder of any Lien on such Property that is permitted by Section 8.01(j); and

(iv) to enter into and perform its obligations under the Second Lien Intercreditor Agreement.

Upon request by the Administrative Agent, the Collateral Agent or the Control Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent and the Control Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.11.

10.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “co-syndication agents,” “co-documentation agents,” “co-agent,” “book manager,” “sole book manager,” “lead manager,” “arranger,” “lead arranger,” “sole lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

10.13 Second Lien Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Second Lien Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.07 or Section 2.01(d)) hereby (i) acknowledges that Bank of America is acting under the Second Lien Intercreditor Agreement in multiple capacities as the Collateral Agent, the Second Lien Collateral Agent and the Control Agent and (ii) waives any conflict of interest arising out of Bank of America acting in such capacities in accordance with the terms and conditions thereof, now contemplated or arising hereafter thereunder and, to such extent, agrees not to assert against Bank of America any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.07 or Section 2.01(d)) hereby agrees and acknowledges that Bank of America shall enter into each of the Second Lien Intercreditor Agreement in such capacities and agrees that Bank of America, in its various capacities thereunder, may take such actions as are contemplated by the terms of the Second Lien Intercreditor Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless consented to in writing by the Borrowers and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided that:

(a) unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a waiver of any mandatory reduction in

Commitments or a mandatory prepayment shall not be considered an increase in Commitments,

(ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document (other than the waiver of any mandatory prepayment),

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv) change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments or change Section 2.07 in a manner that would alter the pro rata sharing of Commitment reductions,

(v) change any provision of this Section 11.01(a) or the definition of any of “Required Lenders”, “Excluded Lender” or “Defaulting Lender” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(vi) amend Section 1.09 or the definition of “Alternative Currency”,

(vii) release all or substantially all of the Collateral (other than as provided herein or as appropriate in connection with transactions permitted hereunder), or

(viii) release all or substantially all of the Guarantors from their obligations under the Credit Documents (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(b) unless also consented to in writing by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

(c) unless also consented to in writing by the Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Credit Agreement or any other Credit Document;

(d) prior to the termination of the Revolving Commitments, unless also signed by Lenders (other than Excluded Lenders) holding in the aggregate at least a majority of the Revolving Commitments, no such amendment, waiver or consent shall, (i) waive any Default or Event of Default for purposes of Section 5.02(b), (ii) amend, change, waive, discharge or terminate Sections 5.02 or 9.01 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 8.12 (or any defined term used therein) or this Section 11.01(d);

(e) unless also signed by Lenders (other than Excluded Lenders) holding in the aggregate at least a majority of the Outstanding Amount of the Tranche B Term Loans (and participations therein), no such amendment, waiver or consent shall (i) amend, change, waive, discharge or terminate Section 2.06(c)(ii) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.06(b)(ii), (iii), (iv) or (v) (other than to allow the proceeds of such mandatory prepayments to be applied ratably with other term loans under this Credit Agreement) or (ii) amend, change, waive, discharge or terminate this Section 11.01(e) (other than to provide other term loan Lenders with proportional rights under this Section 11.01(e));

(f) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

(g) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Documents; and

(h) unless also consented to in writing by the Control Agent, no such amendment, waiver or consent shall affect the rights or duties of the Control Agent under this Credit Agreement or any other Credit Documents;

provided however, that notwithstanding anything to the contrary contained herein, (i) each Fee Letter may be amended, or the rights and privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Excluded Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, the Administrative Agent, the Collateral Agent, the Control Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent and the Lenders pursuant to the Credit Documents may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that, the foregoing shall not apply to (i) notices to the Administrative Agent or any Lender pursuant to Article II if the Administrative Agent or such Lender has notified the Borrowers that it is incapable of receiving notices under Article II by electronic communication and (ii) service of process in accordance with Section 11.19 and applicable Law. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it pursuant to the Credit Documents by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Domestic Borrower may, in its discretion, agree to accept notices and other communications to any of the Credit Parties pursuant to the Credit Documents by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner provided herein, were incomplete or were not preceded or followed by any other form of notice provided herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Attorney Costs, Expenses and Taxes. The Credit Parties jointly and severally agree (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, due diligence, syndication, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (collectively, the

“Documentation Costs”), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges, field audits and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within thirty Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

11.05 Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender, and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs and settlement costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee and (y) such indemnity shall not apply to the Documentation Costs. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect, consequential or punitive damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent and/or the L/C Issuer, and the assignment by any Lender of any of its interests hereunder, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the Obligations.

11.06 Payments Set Aside. To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent on demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07 Successors and Assigns.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) pursuant to Section 2.01(d) as necessary in accordance with any increase thereunder (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), L/C Advances and unfunded participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans and L/C Advances outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million in the case of an assignment of a Revolving Commitment and $1 million in the case of an assignment of a Tranche B Term Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Domestic Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans, L/C Advances and/or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans and L/C Advances thereunder) and its outstanding Tranche B Term Loans on a non-pro rata basis; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and the CAM Exchange Intercreditor Agreement, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement and the CAM Exchange Intercreditor Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement and the CAM Exchange Intercreditor Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto and to the CAM Exchange Intercreditor Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall not constitute an effective assignment of any interest hereunder.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it) ; provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the Borrowers’

prior written consent or (ii) the sale of the participation is pursuant to the CAM Exchange Intercreditor Agreement. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless (i) the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 11.15 as though it were a Lender, or (ii) the sale of the participation is pursuant to the CAM Exchange Intercreditor Agreement.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loans owing to it and the Note held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(c). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders (subject to acceptance of such appointment by such Lender) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Domestic Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(b).

11.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrowers; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any nationally recognized rating agency that requires access to a Lender’s or an Affiliate’s investment portfolio in connection with ratings issued with respect to such Lender or Affiliate. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Credit Extensions. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrowers or any other Credit Party, any such notice being waived by each Credit Party to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Integration. This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14 Severability. If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) to the extent lawfully able to do so, promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Borrowers make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code and the treasury regulations promulgated thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Notwithstanding anything to the contrary herein, the Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 11.15(a) shall relieve the Borrowers of their obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate; provided further that this Section 11.15(a)(iii) shall not apply to any Taxes required to be deducted or withheld following a CAM Exchange.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 11.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section
7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(d) InfoNXX UK shall not be required to make any increased payment to a Lender under Section 3.01(a), or to indemnify any Lender under Section 3.01(d), with respect to Taxes imposed by the United Kingdom (“U.K. Taxes”) on any payment made under a Credit Document if, on the date such payment is due:

(i) such payment could have been made to such Lender without imposition of U.K. Taxes if such Lender were a U.K. Qualifying Lender, but on the date of such payment, such Lender is not, or has ceased to be, a U.K. Qualifying Lender (other than as a result of any change after the date it became a Lender under this Credit Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority);

(ii) such payment would have been made to such Lender without imposition of U.K. Taxes but for a direction under section 349C of the United Kingdom Taxes Act 1988 (as such provision had effect on the date on which such Lender became a party to this Credit Agreement) relating to such payment and InfoNXX UK has previously notified such Lender of the precise terms thereof; or

(iii) such Lender is a U.K. Treaty Lender and InfoNXX UK is able to demonstrate that such payment could have been made to such Lender without imposition of U.K. Taxes had such Lender complied with its obligations under subsection (e) below.

(e) A U.K. Treaty Lender shall, upon the written request of InfoNXX UK, complete any procedural formalities necessary for InfoNXX UK to obtain authorization to make payments under a Credit Document to any U.K. Treaty Lender without imposition of U.K. Taxes.

11.16 PATRIOT Act Notice. Each of the Lenders and the Administrative Agent (in each case for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act. The Borrowers agree to promptly provide such information upon the request of any Lender or the Administrative Agent.

11.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Credit Parties in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent and/or the Lenders from the Credit Parties in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Lenders or such other Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent and/or the Lenders in such currency, the Administrative Agent and the Lenders agree to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

11.18 Nature of Obligations of the Borrowers.

(a) The obligations of the Domestic Borrower hereunder shall be joint and several in nature for all Obligations owing hereunder or under the other Credit Documents (whether borrowed by the Domestic Borrower or by the Foreign Borrowers), provided that (i) the obligations of the Domestic Borrower as a joint and several obligor hereunder in respect of the Foreign Obligations shall not in any event exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law, (ii) the Domestic Borrower agrees not to exercise any right of subrogation, indemnity, reimbursement or contribution against any Credit Party until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated, and (iii) the Domestic Borrower expressly waives any requirement that the Administrative Agent or any holder of the Obligations, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Credit Party, any other Person or any Collateral with respect to the Obligations.

(b) The obligations of the Foreign Borrowers hereunder shall be joint and several in nature for all Foreign Obligations owing hereunder or under the other Credit Documents (whether borrowed by InfoNXX UK or InfoNXX Lux), provided that (i) each Foreign Borrower agrees not to exercise any right of subrogation, indemnity, reimbursement or contribution against any Credit Party until such time as the Foreign Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated and (ii) each Foreign Borrower expressly waives any requirement that the Administrative Agent or any holder of the Foreign Obligations, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Credit Party, any other Person or any Collateral with respect to the Foreign Obligations. The obligations of the Foreign Borrowers hereunder shall be limited to the Foreign Obligations.

11.19 GOVERNING LAW.

(a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.20 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.21 Parallel Debt.

(a) The Borrowers hereby irrevocably and unconditionally undertake to pay to the Collateral Agent amounts equal to any amounts owing from time to time by the Borrowers to any Lender under any Credit Document as and when those amounts are due.

(b) The Borrowers and the Collateral Agent acknowledge that the obligations of the Borrowers under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of the Borrowers to any Lender under any Credit Document (its “Corresponding Debt”) nor shall the amounts for which the Borrowers are liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt of the Borrowers shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii) the Corresponding Debt of the Borrowers shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii) the amount of the Parallel Debt of the Borrowers shall at all times be equal to the amount of its Corresponding Debt.

(c) For the purpose of this Section 11.21, the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The security granted under the Credit Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) All monies received or recovered by the Collateral Agent pursuant to this Section 11.21, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any security granted to secure the Parallel Debt, shall be applied in accordance with Section 9.03.

(e) Without limiting or affecting the Collateral Agent’s rights against the Borrowers (whether under this Section 11.21 or under any other provision of the Credit Documents), the Borrowers acknowledge that:

(i) nothing in this Section 11.21 shall impose any obligation on the Collateral Agent to advance any sum to the Borrowers or otherwise under any Credit Document; and

(ii) for the purpose of any vote taken under any Credit Document, the Collateral Agent shall not be regarded as having any participation or commitment.

11.22 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.21 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

DOMESTIC BORROWER:

INFONXX, INC., a Delaware corporation

By:  /s/ David Freedman

Name:

David Freedman

Title:

Executive Vice President

FOREIGN BORROWERS:

THE NUMBER UK LIMITED,

a company incorporated in England and Wales

By:  /s/ David Freedman

Name:

David Freedman

Title:

Director

CARBONE S.Á.R.L.,

a société à responsabilité limitée, organized under the laws of Luxembourg

By:  /s/ Richard Chin

Name:

Richard Chin

Title:

Manager

DOMESTIC GUARANTORS:

INFONXX OPERATING COMPANY, INC., a Delaware corporation

INFONXX CAPITAL MANAGEMENT, INC., a Delaware corporation

GRAPE TECHNOLOGY GROUP, INC., a Delaware corporation

INFONXX CARRIER SUBSIDIARY, INC., a Delaware corporation

INFONXX CARRIER CALIFORNIA, INC., a Delaware corporation

INFONXX CARRIER NEW YORK, INC., a Delaware corporation

By:  /s/ David Freedman

Name:

David Freedman

Title:

Executive Vice President of each of the foregoing

INFONXX TEXAS, LP, a Texas limited partnership

By:

INFONXX, Inc., as its general partner

By:  /s/ David Freedman

Name:

David Freedman

Title:

Executive Vice President

[SIGNATURE PAGES FOLLOW]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:  /s/ Ronaldo Naval

Name:

Ronaldo Naval

Title:

Vice President

LENDERS:

BANK OF AMERICA, N.A.,

as L/C Issuer, Swing Line Lender and a Lender

By:  /s/ Elizabeth F. Shore

Name:

Elizabeth F. Shore

Title:

Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:  /s/ Nick Lotz

Name:

Nick Lotz

Title:

Commercial Banking Officer

ROYAL BANK OF CANADA

By: /s/ Mark Narbey

Name:

Mark Narbey

Title:

Authorized Signatory

JP MORGAN CHASE BANK, N.A.

By:  /s/ Peter B. Thauer

Name:

Peter B. Thauer

Title:

Vice President

PNC BANK, NATIONAL ASSOCIATION

By:  /s/ Christopher J. Brown

Name:

Christopher J. Brown

Title:

Vice President

[SIGNATURE PAGES FOLLOW]

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:  [Illegible]

Name:

Title:

LEHMAN COMMERCIAL PAPER INC, UK BRANCH

By:  /s/ A.F. Felella

Name:

A.F. Felella

Title:

Authorized Signatory